UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SINCLAIR BROADCAST GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 21, 2017

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Sinclair Broadcast Group, Inc. The annual meeting on June 1, 2017 will be held at Sinclair’s corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

Enclosed with this letter is a notice of the annual meeting of shareholders, a proxy statement, a proxy card and a return envelope. Also enclosed with this letter is Sinclair Broadcast Group, Inc.'s Annual Report to shareholders for the year ended December 31, 2016.

Your vote on these matters is very important. We urge you to review carefully the enclosed materials and to return your proxy promptly. The proxy materials are also available at
http://www.astproxyportal.com/ast/26141.

You are cordially invited to attend the annual meeting and you may vote in person even though you have returned your proxy card. Whether or not you plan to attend the annual meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope.

Sincerely,

David D. Smith
Chairman of the Board
and Executive Chairman

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance at the meeting to our shareholders of record as of March 13, 2017. Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 13, 2017 (record date). Cameras (including the use of cellular/smart phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT—Please execute and return the enclosed proxy card promptly, whether or not you plan to attend the
Sinclair Broadcast Group, Inc. annual meeting.

SINCLAIR BROADCAST GROUP, INC.
10706 Beaver Dam Road
Hunt Valley, Maryland 21030

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on June 1, 2017.

The proxy statement and 2016 annual report to shareholders are available at
http://www.astproxyportal.com/ast/26141.

Dear Shareholders:

The annual meeting of Sinclair Broadcast Group, Inc. (sometimes referred to in this Proxy Statement as the “Company” or “we” or “us”) will be held on June 1, 2017 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time for the following purposes:

1.	The election of eight directors, each for a one-year term;

2.	The ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the year ending December 31, 2017;

3.	To hold a non-binding advisory vote on our executive compensation;

4.	To hold a non-binding advisory vote on the frequency of advisory votes on our executive compensation;

5.	To approve the Sinclair Broadcast Group, Inc. Executive Performance Formula and Incentive Plan; and

6.	The consideration of any other matters as may properly come before the annual meeting.

You will be able to vote your shares at the annual meeting if you were a shareholder of record at the close of business on March 13, 2017. Your vote at the annual meeting is very important to us.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 21, 2017

INFORMATION ABOUT THE 2016 ANNUAL MEETING AND VOTING

The Annual Meeting

The annual meeting will be held on June 1, 2017 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This Proxy Solicitation

For most of our shareholders, we are furnishing proxy materials including this proxy statement and our 2016 annual report to shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2016, to each person who was an owner of our common shares as of the close of business on March 13, 2017 by providing access to such documents on the Internet instead of mailing printed copies unless you previously requested to receive these materials by mail or e-mail. On or about April 21, 2017, we mailed to most of our shareholders who have not previously requested to receive these materials by mail or e-mail a “Notice of Internet Availability of Proxy Materials” (“Notice”) containing instructions on how to access and review this proxy statement and our annual report and how to submit votes on the Internet or by telephone. You cannot vote by marking the Notice and returning it. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

We are sending you this proxy statement because our Board of Directors is seeking a proxy to vote your shares at the annual meeting. This proxy statement is intended to assist you in deciding how to vote your shares. Proxy materials are also available at http://www.astproxyportal.com/ast/26141.

We are paying the cost of soliciting these proxies. Our directors, officers and employees may request proxies in person or by telephone, mail, or letter. We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.

Voting Your Shares

Shareholders of Record. You may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. Ballots for registered shareholders to vote in person will be available at the annual meeting. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

If you complete the proxy card, except for the voting instructions, then your shares will be voted FOR each of the director nominees identified on the proxy card, FOR ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2017, FOR the approval on a non-binding, advisory basis of our executive compensation, FOR the approval, on a non-binding, advisory basis, of a triennial advisory vote on our executive compensation, and FOR approval of the Sinclair Broadcast Group, Inc. Executive Performance Formula and Incentive Plan.

We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If either a shareholder or we properly present any other proposal at the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

Your proxy card will be valid only if you sign, date and return it in time for it to be received by us before the annual meeting scheduled to be held on June 1, 2017.

Beneficial Owners. Most of our stockholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name (which is often referred to as “street name”). In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials, including a notice enabling you to receive proxy material through the mail, are being forwarded to you by your broker, bank, trustee or nominee. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards. If you are a beneficial owner of shares, you cannot vote in person at the annual meeting unless you have a proper power of attorney from your broker. Votes directed through a broker must be received by us before the annual meeting.

If you hold your shares in street name with a broker and you do not tell your broker how to vote or provide the broker with a voting instruction form, your broker cannot vote on your behalf for the election of director nominees (Proposal 1), the advisory vote on our executive compensation (Proposal 3), for the advisory vote on the frequency of advisory votes on our executive compensation (Proposal 4), or for the approval of the Sinclair Broadcast Group, Inc. Executive Performance Formula and Incentive Plan (Proposal 5).
Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before it is voted at the annual meeting. You may revoke your proxy by any one of three ways:

•
you may notify our Secretary in writing that you wish to revoke your proxy at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland, 21030, Attention: J. Duncan Smith, Vice President and Secretary. We must receive your notice before the time of the annual meeting;

•	you may submit a proxy dated later than your original proxy; or

•
you may attend the annual meeting and vote, but merely attending the annual meeting will not by itself revoke a proxy; you must: (i) obtain a ballot and vote your shares to revoke the proxy; and (ii) in the case of shares held in street name, you must obtain a proper power of attorney from your broker to vote your shares.

Vote Required for Approval

Shares Entitled to Vote. On March 13, 2017 (the record date), the following shares were issued and outstanding and had the votes indicated:

•	64,815,877 shares of Class A Common Stock, each of which is entitled to one vote on each of the proposals; and

•	25,670,684 shares of Class B Common Stock, each of which is entitled to ten votes on each of the proposals

Quorum. A majority of the outstanding shares of common stock entitled to vote, or a “quorum,” must be present at the annual meeting in order to transact business. A quorum will be present if 160,761,359 votes are represented at the annual meeting, either in person (by the shareholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and broker non-votes (where a broker or nominee is not permitted to vote on a matter and has not received voting instructions from the beneficial owner) will be counted as shares that are represented at the annual meeting.

Votes Required. The votes required on each of the proposals are as follows:

Proposal 1: Election of Eight Directors
The eight nominees for director who receive the most votes will be elected. This is called a “plurality.” If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Broker non-votes are not counted as votes cast for nominees for director and will not affect the outcome of the proposal.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the Audit Committee’s selection of the independent registered public accounting firm. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Proposal 3: A Non-Binding Advisory Vote on Our Executive Compensation
The approval of our executive compensation for 2017 is by a non-binding, advisory vote which we will take into consideration when determining executive compensation. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal. Broker non-votes are not counted in evaluating the results of the vote.

Proposal 4: A Non-Binding Advisory Vote on the Frequency of Advisory Votes on Our Executive Compensation
Shareholders may vote, on a non-binding, advisory basis, how often we hold an advisory vote on our executive compensation. Shareholders may choose to select the frequency of the vote to occur every one, two, or three years. We will consider the outcome when determining the frequency. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal. Broker non-votes are not counted in evaluating the results of the vote.

Proposal 5: Approval of the Sinclair Broadcast Group, Inc. Executive Performance Formula and Incentive Plan
The affirmative vote of a majority of the votes cast at the annual meeting is required to approve the Sinclair Broadcast Group, Inc. Executive Performance Formula and Incentive Plan. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal. Broker non-votes are not counted as votes cast for the Sinclair Broadcast Group, Inc. Executive Performance Formula and Incentive Plan and will not affect the outcome of the proposal.

Additional Information
We are making available our annual report for the year ended December 31, 2016, including consolidated financial statements, to all shareholders entitled to vote at the annual meeting together with this proxy statement. The annual report includes details on how to get additional information about us. The annual report does not constitute a part of the proxy solicitation material. Proxy materials are also available to registered shareholders and to beneficial owners at http://www.astproxyportal.com/ast/26141.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election to the Board of Directors are:

David D. Smith
Frederick G. Smith
J. Duncan Smith
Robert E. Smith
Howard E. Friedman
Daniel C. Keith
Martin R. Leader
Lawrence E. McCanna

Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected. More detailed information about each of the nominees is available in the section of this proxy statement titled Directors, Executive Officers and Key Employees.

If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the Board of Directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

The Amended and Restated Certificate of Incorporation provides that our business shall be managed by a Board of Directors of not less than three and not more than thirteen directors with the number of directors to be fixed by the Board of Directors from time to time. The Board of Directors has presently established the size of the Board at eight members. Proxies for the annual meeting may not be voted for more than eight nominees.

Messrs. David D. Smith, J. Duncan Smith, Robert E. Smith and Dr. Frederick G. Smith (collectively, the "Controlling Shareholders") are brothers and have entered into a shareholders agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until December 31, 2025. The Controlling Shareholders own collectively 74.6% of the total voting power as of March 31, 2017.

The Board of Directors recommends a vote FOR each of the nominees to the Board of Directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has sole responsibility for the selection of our independent registered public accounting firm and has appointed PricewaterhouseCoopers, LLP (PricewaterhouseCoopers) as our independent registered public accounting firm for the fiscal year ending December 31, 2017. The Board of Directors recommends ratification of this appointment by the shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders. PricewaterhouseCoopers audited the Company’s financial statements for the fiscal year ended December 31, 2016.

A representative of PricewaterhouseCoopers is expected to attend the annual meeting. The PricewaterhouseCoopers representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers, LLP.

PROPOSAL 3: A NON-BINDING ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act), we are submitting an advisory “say-on-pay” resolution for shareholder consideration.

As described in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation is designed to support our long-term success by attracting and retaining talented senior executives, by aligning the long-term interests of our executive officers with those of our shareholders and by tying executive pay to company and/or individual performance. We urge shareholders to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related tables and narrative that follow it. This information provides detailed information regarding our executive compensation policy and procedures, as well as the compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider any stockholder concerns and whether any actions are necessary to address those concerns. We currently conduct an advisory vote on executive compensation every three years, and following our 2017 annual meeting of shareholders, we expect to conduct the next advisory vote at our 2020 annual meeting of shareholders.

The Board of Directors recommends a vote FOR the approval of our executive compensation.

PROPOSAL 4: A NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are asking shareholders to vote on whether future advisory votes on our named executive officers’ compensation should occur every year, every two years, or every three years. Based on a shareholder vote at the 2011 annual meeting, shareholders currently cast this advisory vote every three years. After careful consideration, the Board of Directors believes that submitting the advisory vote on executive compensation on a triennial basis (i.e., once every three years) is appropriate for our shareholders and the Company at this time, because executive compensation is based in part on long-term performance which can be better evaluated over three years.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to our compensation program.

Shareholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation.

The Board of Directors recommends a vote FOR a triennial advisory vote of our executive compensation.

PROPOSAL 5: APPROVAL OF THE SINCLAIR BROADCAST GROUP, INC. EXECUTIVE PERFORMANCE FORMULA AND INCENTIVE PLAN
On March 31, 2017, our Board of Directors adopted the Sinclair Broadcast Group, Inc. Executive Performance Formula and Incentive Plan (the “Formula Plan”), subject to approval by our stockholders. As described in further detail below, the Formula Plan, which will become effective as of the date of stockholder approval of the plan, will allow the Company to grant incentive awards to certain key employees.
Stockholders are being asked to approve the Formula Plan to ensure that incentive awards paid under the Formula Plan will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and be fully deductible to the Company for federal income tax purposes. Section 162(m) generally limits the federal income tax deduction for compensation paid to any person who serves as chief executive officer or who is one of the three other most highly compensated executive officers, other than the chief financial officer, of a publicly held corporation to $1 million per year, with an exception for qualified performance-based compensation. One of the requirements of the qualified performance-based compensation exception under Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to, and approved by, stockholders. Stockholder approval of the Formula Plan will constitute approval for purposes of Section 162(m) of the material terms of the performance goals under the Formula Plan.
By approving the Formula Plan, our stockholders will provide us with additional flexibility to structure certain cash- and equity-based awards payable to our executive officers as qualified performance-based compensation under Section 162(m). If our stockholders do not approve the Formula Plan, the compensation paid to our executive officers may not be entirely deductible under Section 162(m).
Summary of the Formula Plan
The following summary of the Formula Plan is qualified in its entirety by reference to its full text, a copy of which is attached as Appendix A.
Purpose. The purpose of the Formula Plan is to attract, motivate, and retain talented individuals by providing competitive incentive compensation opportunities, and to provide an incentive to key employees of the Company who have significant responsibility for the success and growth of the Company.
Administration. The Compensation Committee (referred to in this proposal as the “Committee”) will administer the Formula Plan including, determining the participants and the terms and conditions of any award under the plan and interpreting the provisions under the plan. The Committee will consist of two or more non-employee directors who qualify as outside directors within the meaning of Section 162(m).
Eligibility. All our employees who are determined by the Committee to be key employees are eligible to participate in the Formula Plan.
Award Pool. For each performance period under the Formula Plan, the award pool will equal 10% of the Company’s EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization.
Maximum Award Limits and Determination of Awards. For each performance period under the Formula Plan, participants will be eligible to receive an incentive award in a maximum amount equal to 50% of the award pool. In determining the tax-deductible amounts payable under the Formula Plan, the Committee may not pay a participant more than the maximum amount indicated by the formula, but will have discretion to pay less than the maximum amount. Prior to awarding any incentive awards under the formula, the Committee will evaluate the Company’s performance and determine the maximum amount payable under the formula. Following the completion of each performance period, the Committee will certify in writing the maximum incentive compensation and the actual incentive compensation payable to each participant. Notwithstanding the establishment of a proposed maximum incentive award, in determining the actual incentive compensation for each performance period for participants, the Committee will rigorously review performance for the performance period, taking into account all relevant performance criteria as determined appropriate, and will set compensation levels as appropriate for the overall performance of that particular performance period.

Form of Awards. Each participant in the Formula Plan will be eligible to earn incentive compensation payable in cash, shares and/or equity awards granted under our 1996 Long-Term Incentive Plan (as amended, the “LTIP”) or any other equity compensation plan. If all or a portion of an incentive award granted to a participant for a given performance period is paid in whole or in part in the form of equity awards under the LTIP or other equity compensation plan of the Company, then, for purposes of determining the number of shares in such award, the Committee will value restricted stock, stock units or any other full value share awards at the fair market value of the shares underlying the grant on the date of the award, and, if granted under the Formula Plan, stock options and stock appreciation rights will be valued at their fair value on the date of grant, as expensed by the Company under applicable accounting rules; provided that the fair market value of the awards granted under the Formula Plan together with any cash and/or shares paid or awarded to a participant will not exceed the maximum amount payable under the formula, and equity awards will be subject to the overall limit on the number of shares that may be made subject to such awards contained in the LTIP. In addition, participants may defer cash or equity awards granted under the Formula Plan.
Amendment and Termination. Subject to the requirements of Section 162(m), the Committee may alter, amend, suspend, or terminate the Formula Plan in whole or in part at any time.
The Board of Directors recommends a vote FOR the approval of the Sinclair Broadcast Group, Inc. Executive Performance Formula and Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 102,605,153 shares of our common stock issued and outstanding on March 31, 2017, consisting of 76,934,469 shares of Class A Common Stock and 25,670,684 shares of Class B Common Stock. The following table shows how many shares were owned by the following categories of persons as of that date:

•	persons known to us who beneficially own more than 5% of the shares;

•	each director and each executive officer described on the “Summary Compensation Table”; and

•	directors and all executive officers as a group.

	Shares of Class B Common Stock Beneficially Owned (a)		Shares of Class A Common Stock Beneficially Owned		Percent of Total Voting
Name	Number	Percent	Number	Percent (b)	Power (c)
David D. Smith †	7,211,072	28.1%	10,824,588 (d)	12.5%	22.5%
J. Duncan Smith †	7,073,466	27.6%	7,105,794 (e)	8.5%	21.0%
Robert E. Smith †	6,474,806	25.2%	6,487,451 (f)	7.7%	19.2%
Frederick G. Smith †	4,000,000	15.6%	4,059,831 (g)	5.0%	11.9%
Christopher S. Ripley †	—	—	375,169 (h)	*	*
David B. Amy †	—	—	211,361	*	*
Steven M. Marks †	—	—	97,403	*	*
Martin R. Leader †	—	—	55,594	*	*
Daniel C. Keith †	—	—	51,250	*	*
Lawrence E. McCanna †	—	—	24,375	*	*
Barry M. Faber †	—	—	13,755	*	*
Howard E. Friedman †	—	—	8,000	*	*
FMR LLC
245 Summer Street
Boston, MA 02210	—	—	7,374,074 (j)	9.6%	2.2%
The Bank of New York Mellon Corporation
225 Liberty Street
New York, NY 10286	—	—	5,834,050 (i)	7.6%	1.7%
The Vanguard Group, Inc.
100 Vanguard Boulevard
Malvern, PA 19355	—	—	4,948,538 (k)	6.4%	1.5%
Blackrock, Inc.
40 East 52nd Street
New York, NY 10022	—	—	4,689,925 (l)	6.1%	1.4%
All directors and executive officers as a group
(16 persons)	24,759,344	96.4%	29,372,987 (m)	28.2%	75.0%

* Less than 1%
† The address for such beneficial owner is 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

(a)
By virtue of a stockholders’ agreement by and among David D. Smith, Dr. Frederick G. Smith, J. Duncan Smith and Robert E. Smith, each of the Smith brothers is required to vote all of his Class A and Class B Common Stock in favor of the other Smith brothers to cause their election as directors. Consequently, each of the Smith brothers may be deemed to beneficially own the shares of common stock individually owned by the other Smith brothers. Nevertheless, each of the Smith brothers disclaims beneficial ownership of the shares owned by the other Smith brothers.

(b)
Percent of Class A Common Stock beneficially owned is the number of shares of Class A Common Stock beneficially owned divided by the sum of (i) number of shares of Class A Common Stock outstanding plus (ii) any Class B Common Stock individually held plus (iii) any options and stock-settled stock appreciation rights (SARs). The percentage of beneficial ownership assumes Class B Common Stock individually held plus any options and SARs are outstanding for the respective party, but not any other party.

(c)
Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to “going private” and certain other transactions. The Class A Common Stock and the Class B Common Stock vote together as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock. This column sets forth the voting power each reporting person has on the matters on which shares of Class B Common Stock have ten votes per share, and the voting power the reporting persons as a group have on such matters.

(d)
Includes 7,211,072 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 119,592 shares of Class A Common Stock issued upon the exercise of 200,000 SARs on March 22, 2017, and 10,411 shares of Class A Common Stock held in the 401(k) Plan. Also includes 358,160 shares of Class A Common Stock held in custodial accounts and irrevocable trusts established by David D. Smith for the benefit of family members, of which he is a custodian or co-trustee, 161,353 shares in a limited liability company controlled by David D. Smith, 354,000 held in trust for the David Smith Family Foundation, and shares of Class A Common Stock related to 2,610,000 outstanding SARs with exercise prices ranging from $11.68 to $35.70. The number of shares of Class A Common Stock that would be issued upon exercise of the SARs is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. There would have been 1,150,536 shares of Class A Common Stock issued, assuming that all of the outstanding SARs were exercised on March 31, 2017 based on the closing value of Class A Common Stock on this date of $40.50 and the underlying exercise prices of the SARs.

(e)
Includes 6,936,312 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 185 shares of Class A Common Stock, and 9,563 shares in a 401(k) Plan. The shares of Class A Common Stock include 22,580 shares, held in an custodial accounts established by J. Duncan Smith for the benefit of family members, of which he is the custodian. The shares of Class B Common Stock include 137,154 shares, held in an irrevocable trusts established by J. Duncan Smith for the benefit of family members, of which he is a co-trustee.

(f)
Includes 6,329,806 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 12,000 shares of Class A Common Stock, and 645 shares of Class A Common Stock held in the 401(k) Plan. The shares of Class B Common Stock include 145,000 shares held in an irrevocable trust established by Robert E. Smith for the benefit of family members, of which he is the trustee.

(g)
Includes 4,000,000 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 50,153 shares of Class A Common Stock, and 9,678 shares of Class A Common Stock in the 401(k) Plan.

(h)
Includes 375,000 of outstanding stock options with exercise prices ranging from $27.36 to $33.85 and 169 shares of Class A Common Stock held in the 401(k) Plan. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(i)
As set forth in the Schedule 13G filed by The Bank of New York Mellon Corporation with the SEC on February 3, 2017, The Bank of New York Mellon Corporation is deemed to be the beneficial owner of 5,834,050 shares and has sole voting power with respect to 5,320,483 of those shares and has shared voting power and shared dispositive power with respect to all 5,834,050 of those shares.

(j)
As set forth in the Schedule 13G/A filed by FMR, LLC with the SEC on February 14, 2017, FMR, LLC is deemed to be the beneficial owner of 7,374,074 shares and has sole voting power with respect to 72,853 of those shares and sole dispositive power with respect to all 7,374,074 shares.

(k)
As set forth in the Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 13, 2017, The Vanguard Group, Inc. is deemed to be the beneficial owner of 4,948,538 shares and has sole voting power with respect to 130,198 of those shares, shared dispositive power with respect to 133,978 of those shares and sole dispositive power with respect to 4,814,560 of those shares.

(l)
As set forth in the Schedule 13G/A filed by Blackrock, Inc. with the SEC on February 26, 2017, Blackrock, Inc. is deemed to be the beneficial owner of 4,689,925 shares and has sole voting power with respect to 4,502,109 of those shares and sole dispositive power with respect to all 4,689,925 shares.

(m)	Includes shares of Class A Common Stock that may be acquired upon the exercise of options and SARs.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES
Set forth below is certain information relating to our named directors and nominees, executive officers and certain key employees as of March 31, 2017.

Name	Age	Title
Directors
David D. Smith	66	Executive Chairman, Chairman of the Board and Director
Frederick G. Smith	67	Vice President and Director
J. Duncan Smith	63	Vice President, Secretary and Director
Robert E. Smith	53	Director
Howard E. Friedman	51	Director
Daniel C. Keith	62	Director
Martin R. Leader	76	Director
Lawrence E. McCanna	73	Director

Executive Officers and Key Employees
David B. Amy	64	Vice Chairman
Christopher S. Ripley	40	President, Chief Executive Officer
Lucy A. Rutishauser	52	Senior Vice President / Chief Financial Officer / Treasurer
Barry M. Faber	55	Executive Vice President / General Counsel / Distribution and Network Relations
Steven M. Marks	60	Executive Vice President / Chief Operating Officer
Steven J. Pruett	62	Executive Vice President / Chief TV Development Officer
David R. Bochenek	54	Senior Vice President / Chief Accounting Officer
Rebecca J. Hanson	52	Senior Vice President / Strategy and Policy
Robert F. Malandra	54	Senior Vice President / Advanced Revenue Development & Analytics
Delbert R. Parks, III	64	Senior Vice President / Chief Technology Officer
Donald H. Thompson	50	Senior Vice President / Human Resources
Robert D. Weisbord	54	Chief Operating Officer / Sinclair Digital

Members of the Board of Directors are elected for one-year terms and serve until their successors are duly elected and qualified. Executive officers are appointed by the Board of Directors annually to serve for one-year terms and serve until their successors are duly appointed and qualified.

Messrs. David D. Smith, J. Duncan Smith and Robert E. Smith and Dr. Frederick G. Smith are brothers and have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until December 31, 2025.

Profiles
David D. Smith has served as Executive Chairman since January 2017 and Chairman of the Board since September 1990. Until January 2017, Mr. Smith served as President and Chief Executive Officer since 1988. Mr. Smith founded Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations, and was an officer and director of Comark until 1986. He also was a principal in other television stations prior to serving as a General Manager of WPMY (formerly WCWB-TV) from 1984 until 1986. In 1986, Mr. Smith was instrumental in the formation of Sinclair Broadcast Group, Inc. Mr. Smith serves as a member of the Board of Directors of Atlantic Automotive Corporation, The Triscari Group, Inc., The Sinclair Relief Fund, The American Flag Foundation, Inc., Cunningham Communications Inc., and Keyser Investment Group, Inc., partner of Gertell Development, LP, and was a member of the Board of Managers of Alarm Funding Associates, LLC until it was sold in March 2017.

Based on Mr. Smith’s (i) more than thirty years of experience and expertise in the television broadcast industry, (ii) extensive industry knowledge and innovative thinking, (iii) understanding of the challenges, opportunities and risks faced by us and the industry, and (iv) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Frederick G. Smith has served as Vice President of Sinclair since 1990 and Director since 1986. Prior to joining Sinclair in 1990, Dr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Dr. Smith was the sole officer, director and stockholder. Dr. Smith serves as a member of the Board of Directors or Trustees of the Freven Foundation, Gerstell Academy, University of Maryland at Baltimore Foundation, St. Joseph’s Hospital, The Sinclair Relief Fund, Cunningham Communications Inc., and Keyser Investment Group, Inc., as well as partner of Gerstell Development, LP, and Beaver Dam, LLC.

Based on Dr. Smith’s (i) more than twenty-five years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Dr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Dr. Smith should continue to serve as a director for the Company.

J. Duncan Smith has served as Vice President, Secretary and as a Director of Sinclair since 1986. Prior to that, he built and operated the following television stations: WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania; WTTE-TV in Columbus, Ohio; WIIB-TV in Bloomington, Indiana and WTTA-TV in Tampa / St. Petersburg, Florida. In addition, Mr. Smith worked for Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of The High Rock Foundation, Cunningham Communications Inc., Keyser Investment Group, Inc., The Sinclair Relief Fund and The Boys’ Latin School of Maryland, as well as partner of Gerstell Development, LP and Beaver Dam, LLC.

Based on Mr. Smith’s (i) more than twenty-five years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Robert E. Smith has served as a Director since 1986. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer. In March 1997, Mr. Smith started RSMK LLC, a commercial real estate investment company. Prior to 1986, he assisted in the construction of several television stations including WTTE-TV in Columbus, Ohio and also worked for Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of Nextgen Foundation Charitable Trust, Gerstell Academy, Keyser Investment Group, Inc., Cunningham Communications, Inc., Stages Music Arts, as well as partner of Gerstell Development LP, Beaver Dam LLC, and Laker Partners, LLC.

Based on Mr. Smith’s (i) more than twenty-five years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Howard E. Friedman has served as Director since January 2015. He is the founding Partner of Lanx Management LLC, a hedge “fund of funds” as well as having been the Co-Founder, Publisher & CEO of Watermark Press, Inc. From 2006-2010, Mr. Friedman served as President and then Chairman of the Board of the American Israel Public Affairs Committee (AIPAC). In 2007 and in 2009, Washington Life Magazine listed Mr. Friedman as one of the 100 most powerful people in Washington D.C. From 2010-2012, he served as the President of the American Israel Educational Foundation, the charitable arm of AIPAC. He is the past Chair of the Board of The Associated: Jewish Community Federation of Baltimore. Mr. Friedman has served as President of the Baltimore Jewish Council, and as President of JTA-The Global News Service of the Jewish People. He currently serves as the Chairman of the Board of the Union of Orthodox Jewish Congregations of America. In addition, Mr. Friedman serves on the boards of the Johns Hopkins University Bloomberg School of Public Health, Touro College and University System, Talmudical Academy and the Simon Wiesenthal Center.

Based on Mr. Friedman’s extensive skills in finance, management and investment matters, the Board believes Mr. Friedman has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Friedman should continue to serve as a director for the Company.

Daniel C. Keith has served as a Director since May 2001. Mr. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore-based investment advisory firm founded in October 1995. Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985. During this time, he served as Chairman of the Investment Advisory Committee and was a member of the Board of Directors. Mr. Keith has been advising clients since 1979. He serves as a member of the Boards of Trustees of The High Rock Foundation.

Based on Mr. Keith’s extensive skills in finance, management and investment matters, the Board believes Mr. Keith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Keith should continue to serve as a director for the Company.

Martin R. Leader has served as a Director since May 2002. Mr. Leader is a retired partner of the law firm ShawPittman (now known as Pillsbury Winthrop Shaw Pittman LLP) in Washington, D.C. where he specialized in communications law matters. Prior to his service at ShawPittman, Mr. Leader was a senior partner with the law firm of Fisher Wayland Cooper Leader & Zaragoza in Washington, D.C. from 1973 to 1999. Mr. Leader was a member of the Board of Directors of Atlantic Automotive Corporation until February 2006. Mr. Leader has served on the staff of the Office of Opinions and Review of the Federal Communications Commission. He is a member of the District of Columbia Bar. Mr. Leader graduated from Tufts University and Vanderbilt University Law School.

Based on Mr. Leader’s (i) prior experience in communications law and (ii) insight on government relations particularly with the Federal Communications Commission, the Board believes Mr. Leader has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Leader should continue to serve as a director for the Company.

Lawrence E. McCanna has served as a Director since July 1995. Mr. McCanna was a shareholder of the accounting firm of Gross, Mendelsohn & Associates, P.A. from 1972 and served as its managing director through June 30, 2009. On July 1, 2009, Mr. McCanna retired from full-time employment with the firm, liquidating his entire interest in Gross, Mendelson & Associates on that date. Mr. McCanna provides substantial value to the Board of Directors through his extensive accounting, finance and management experience. He is an audit committee financial expert as defined by the SEC. Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was Chairman of the Management of the Accounting Practice Committee. He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants and a former member of the Board of Directors of Maryland Special Olympics and Mount St. Joseph High School.

Based on Mr. McCanna’s (i) extensive accounting, finance and management experience and (ii) ability to serve as an audit committee financial expert as defined by the SEC, the Board believes Mr. McCanna has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. McCanna should continue to serve as a director for the Company.

David B. Amy has served as Vice Chairman since January 2017. From April 2014 to January 2017, he served as Executive Vice President and Chief Operating Officer of Sinclair Broadcast Group, Inc. Prior to that, he served as Executive Vice President / Chief Financial Officer (CFO) of Sinclair since March 2001. From September 1999 to March 2001 he served as Executive Vice President and as Vice President and CFO from September 1998 to September 1999. Beginning in 1994, he served as CFO until September 1998. In addition, he serves as Secretary of Sinclair Television Group, Inc., a wholly-owned subsidiary that owns and operates our broadcasting operations. Mr. Amy has over 30 years of broadcast experience, having joined Sinclair as a Business Manager for WPMY (formerly WPTT-TV) in Pittsburgh, Pennsylvania. Mr. Amy received his MBA degree from the University of Pittsburgh in 1981. Mr. Amy serves as a member of the Board of Managers of KDSM Licensee, LLC, is Vice Chairman of the Board for The Maryland Science Center, Secretary of the Board of the Television Music License Committee, and is a Board Member of CyberSpa. He is also a member of the Board of Managers of Triangle Sign & Service, LLC. He served as a member of the Board of Directors of Acrodyne Communications, Inc., and G1440 Holdings, Inc. until 2009; Visionair, Inc. until 2008 and Jadoo Power Systems, Inc. until 2007. Mr. Amy also served as the Audit Committee Chairman of Acrodyne Communications, Inc. until 2009 and Chairman of the Board of Managers of Alarm Funding Associates, LLC until it was sold in March 2017.

Christopher S. Ripley has served as President & Chief Executive Officer since January 2017. From April 2014 to January 2017, he served as Chief Financial Officer. Prior to Sinclair, Mr. Ripley was a managing director at UBS Investment Bank’s Global Media Group and served as head of the Los Angeles office where he managed, advised and structured various financings and merger and acquisition transactions in the broadcast and entertainment sectors. Prior to UBS, Mr. Ripley was a principal in Prime Ventures and an analyst at Donaldson Lufkin & Jenrette.  Mr. Ripley graduated from the University of Western Ontario, Richard Ivey School of Business, with a Bachelor of Arts in Honors Business Administration. Mr. Ripley serves as an Investor Director of hibu.

Lucy A. Rutishauser has served as Senior Vice President Chief Financial Officer & Treasurer since January 2017. From December 2013 to January 2017, she served as Senior Vice President / Corporate Finance / Treasurer. Prior to that, she was Vice President / Corporate Finance / Treasurer since November 2002. From March 2001 until November 2002, she served as Treasurer and, from 1998 until March 2001, she served as Assistant Treasurer. From 1996 to 1997, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company. From 1992 to 1996, Ms. Rutishauser served as Assistant Treasurer and Director of Treasury for Integrated Health Services, Inc. From 1988 to 1992, Ms. Rutishauser held various treasury positions with Laura Ashley, Inc. and the Black and Decker Corporation. Ms. Rutishauser graduated magna cum laude from Towson University with a Bachelor of Science degree in Economics and Finance and received her M.B.A., with honors from the University of Baltimore. Ms. Rutishauser is a member of the National Institute of Investor Relations and the Association of Finance Professionals.

Barry M. Faber has served as Executive Vice President, General Counsel, Distribution and Network Relations since January 2017. From May 2008 to January 2017, he served as Executive Vice President / General Counsel, as Vice President / General Counsel from August 1999 to May 2008 and prior to that as Associate General Counsel from 1996 to 1999. Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shriver, & Jacobson in Washington, D.C. Mr. Faber is a graduate of the University of Virginia and the University of Virginia School of Law. Mr. Faber is also a member of the Board of Directors of The Sinclair Relief Fund.

Steven M. Marks has served as Executive Vice President & Chief Operating Officer since January 2017. From May 2007 to January 2017 he served as Vice President / Co-Chief Operating Officer within our broadcast segment. Prior to that, he served as Chief Operating Officer / Television Group from February 2003 to May 2007. Mr. Marks is responsible for the operations of a certain number of our television stations. Prior to that, he served as Vice President / Regional Director from March 2002 to February 2003. As a Vice President / Regional Director, Mr. Marks was responsible for the Baltimore, Columbus, Pittsburgh, Flint, Tallahassee, Charleston, West Virginia, Portland, Springfield, Minneapolis, Tampa, Syracuse, Norfolk, Richmond, Buffalo and Rochester markets. Prior to his appointment as Vice President / Regional Director, Mr. Marks served as Regional Director since October 1994. Mr. Marks served as General Manager for Sinclair’s flagship station, WBFF-TV in Baltimore, Maryland from July 1991 until October 1994. From 1986 until joining WBFF-TV in 1991, Mr. Marks served as General Sales Manager at WTTE-TV in Columbus, Ohio. Prior to that time, he was National Sales Manager for WFLX-TV in West Palm Beach, Florida.

Steven J. Pruett has served as Executive Vice President & Chief TV Development Officer since January 2017.  He joined Sinclair as Vice President / Co-Chief Operating Officer within our broadcast segment in April 2013, overseeing the operations of a certain number of our television stations.  Prior to that, he was with Communications Corporation of America, first as Chief Financial Officer, then becoming its President in 2006 and President and Chief Executive Officer, as well as a member of the Board, in 2007. Mr. Pruett served as special strategic advisor to DirecTV and Thomson Consumer Electronics from 1998 to 2002. From 1995 to 1999, he was a Managing Director at Communications Equity Associates. During his career, he has helped found several broadcast groups as an initial investor, financier, managing partner or board member including Spanish Radio Group Excel Communications, ACME Television, USBG, and UPI Media, where he served as President. Mr. Pruett attended Southern Illinois University at Edwardsville where he majored in Radio and Television. He later earned a Masters in Management from the JL Kellogg Graduate School of Business at Northwestern University. Beginning 2008, Mr. Pruett was a key member of the Fox Affiliate Board of Governors where he served as Treasurer until 2011 when he was elected Chairman, a position he held until 2014.

David R. Bochenek has served as Senior Vice President / Chief Accounting Officer since December 2013. Prior to that, he served as Vice President / Chief Accounting Officer since May 2005. Prior to that, he served as Chief Accounting Officer from November 2002 to April 2005. Mr. Bochenek joined Sinclair in March 2000 as the Corporate Controller. Prior to joining Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. from 1993 until 2000. From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola University, Maryland. Mr. Bochenek is a Certified Public Accountant and is a member of the board for Media Financial Management Association (MFM).

Rebecca J. Hanson has served as Senior Vice President / Strategy and Policy since January 2013. Prior to that, she was a Senior Advisor, Broadcast Spectrum with the Media Bureau of the Federal Communications Commission, and served on the Incentive Auction Task Force as the point person for broadcaster participation and issues affecting nonparticipating broadcasters. Prior to joining the FCC from 2007 to 2009, she was the Vice President, Strategic Initiatives at Sprint Nextel, where she was responsible for the launch and long-term growth strategy for the WiMAX network and a member of the deal team leading the financing and merger with Clearwire for a national spectrum footprint. From 2006 to 2007 she was a consultant focusing on business planning and deal execution for various digital media companies. Prior to that and from 2000, she held the positions of Senior Vice President, Business Development, and Vice President and Deputy General Counsel at XM Satellite Radio, Inc., where she was the lead negotiator for key strategic alliances and partnerships in the areas of programming, marketing, distribution, acquisitions/joint ventures and product development. She began her career as an attorney with Brownstein and Zeidman from 1993 to 1996 and then ShawPittman (now Pillsbury Winthrop Shaw Pittman) from 1996 to 2000, where she specialized in the areas of technology, commercial finance, and venture capital.

Robert F. Malandra has served as Senior Vice President, Advanced Revenue Development and Analytics of Sinclair Television Group, Inc since January 2017. Prior to that, he served as Senior Vice President / Finance and Television since June 2015. Prior to that, he served as Vice President / Finance and Television of Sinclair Television Group, Inc. since 2008 and has been with the company since 2006. Prior to joining Sinclair, he worked for Madison Square Garden as an Executive Consultant covering their Radio City, MSG Network, and Arena properties. Prior to that, he was with Rainbow Media (now AMC Networks) where he served as Vice President Planning, Advertising for their network of regional sports channels. Prior to that, he was Vice President for Rainbow’s PRISM/SportsChannel Philadelphia. He holds an MBA in Media Strategy from Manchester Business School in Manchester England.

Delbert R. Parks, III has served as Senior Vice President / Chief Technology Officer of Sinclair Television Group, Inc. since November 2014. Prior to that, he served as Senior Vice President / Operations and Engineering, since December 2013. Prior to that, he served as Vice President / Engineering and Operations of Sinclair Television Group, Inc. since 1996. From 1985 to 1996, he was Director of Operations and Engineering for WBFF-TV in Baltimore, Maryland and Sinclair. He has held various operations and engineering positions with us for the last 44 years. He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television operations, internet activity, information management systems, and infrastructure. Mr. Parks is a SMPTE (Society of Motion Picture and Television Engineers) Fellow and is a member of the Society of Broadcast Engineers. He is on the Board of Directors of the Baltimore Area Council of the Boy Scouts of America. Mr. Parks is also a retired Army Lieutenant Colonel who has held various commands during his 26-year reserve career.

Donald H. Thompson has served as Senior Vice President / Human Resources since December 2013. Prior to that, he served as Vice President / Human Resources since November 1999 and prior to that as Director of Human Resources from September 1996. Prior to joining us, Mr. Thompson was a Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C. Mr. Thompson holds a Bachelor’s Degree in Psychology and a Certificate in Personnel and Industrial Relations from University of Maryland, and an MS in Business / Human Resource & Behavioral Management and an MBA from Johns Hopkins University. Mr. Thompson is a member of the Society for Human Resource Management.

Robert D. Weisbord has served as Chief Operating Officer of Sinclair Digital Group, a newly created Digital Interactive Business Unit for Sinclair Broadcast Group since January 2014. Mr. Weisbord is responsible for all web/mobile app/social media creation, interaction of the unit with news and television station platforms, revenue generation, and exploring strategic partnerships and potential related acquisitions. He served as Vice President / New Media from June 2010 to January 2014. From 2008 to June 2010, he served as Director of Digital Interactive Marketing for Sinclair. From 1997, he served in various management positions for the Company including Regional Group Manager, General Manager for the Company’s Las Vegas duopoly of KVMY-TV and KVCW-TV, and Director of Sales. Prior to that and from 1993, he was National Sales Manager for WTVT-TV in Tampa, Florida. Mr. Weisbord began his broadcasting career in the radio industry with Family Group Broadcasting in 1985. Mr. Weisbord holds a Bachelor of Science degree in Business Management and a Masters in Business Administration from the University of Tampa.

CORPORATE GOVERNANCE
Board of Directors and Committees. In 2016, the Board of Directors held a total of eight meetings. All directors attended at least 88% of the meetings of the Board of Directors and all committees of the Board of Directors on which they served. All directors attended the Annual Meeting held on June 2, 2016. It is the Board’s policy that the directors should attend our annual meeting of shareholders, absent exceptional cause.
The committees of the Board of Directors include an Audit Committee and a Compensation Committee and from time to time special committees formed by the Board of Directors as may be necessary.

Board Leadership Structure and Risk Oversight. David D. Smith served as both the Chairman of the Board of Directors and the President and Chief Executive Officer during 2016. As of January 1, 2017, Mr. Smith assumed the position of Executive Chairman and Christopher Ripley was promoted to President and Chief Executive Officer reporting to Mr. Smith. Mr. Smith’s performance is reviewed annually by the Compensation Committee, which reports results to the Board of Directors. The Compensation Committee consists of four directors, all of whom are independent pursuant to the Nasdaq Stock Market rules (the Nasdaq listing requirements). The Board of Directors appoints an independent director to preside over special committee meetings; however, no lead independent director of the Board of Directors exists. The Company deems this leadership structure appropriate for our Controlled Company (see Controlled Company Determination below) as it promotes efficient communication between management and the Board of Directors as well as between the various board committees and the Board of Directors while monitoring effective independent board oversight over the Executive Chairman, Chief Executive Officer and the Company’s risks. While the Company’s management is charged with managing the Company’s day-to-day risks, the Company’s financial risk oversight is primarily conducted by the Audit Committee, which consists entirely of independent directors for purposes of Nasdaq listing requirements and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). The Audit Committee reports financial risk oversight matters to the Board of Directors based on committee assessments and periodic reports from management. The Compensation Committee provides risk oversight concerning our compensation policies and practices. The Board of Directors with the assistance of management is responsible for all other risk oversight measures.

Risk Assessment of Compensation Policies and Practices. One of the Company’s primary sources of revenue is advertising which it sells to a large variety of customers.  The Company does not pay a significant amount of incentive compensation to employees with the ability to take significant risks which could have a material adverse effect on the Company.  Incentive compensation is primarily paid to sales personnel who are not executive officers of the Company and do not have the ability or authority to engage in significant risk taking activity.  While we pay incentive compensation to certain of our executive officers, it is not significant to the Company as a whole and we believe it is designed to minimize unnecessary risk taking by aligning each executive’s interests with those of our shareholders and by emphasizing long-term performance rather than promoting short-term risk taking at the expense of long-term returns.  Our sales personnel and executive officers are incentivized to generate revenues and cannot participate in material speculative transactions or put material amounts of capital at risk without Board approval. As a result, the Company’s management, in consultation with the Company’s Compensation Committee, determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Controlled Company Determination. Our Board has determined that we are a “Controlled Company” for purposes of the Nasdaq listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Certain Nasdaq listing requirements do not apply to a “Controlled Company,” including requirements that: (1) a majority of its board of directors must be comprised of “independent” directors as defined in the Nasdaq listing requirements; and (2) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. Our Board of Directors has determined that we are a “Controlled Company” based on the fact that the Smith brothers hold more than 50% of our voting power and are parties to a stockholders’ agreement that obligates them to vote for each other as candidates for election to the Board of Directors. The Smith brothers have been our executive officers and/or directors at all times since we became a publicly traded company in 1995. Currently, David D. Smith, Frederick G. Smith and J. Duncan Smith are executive officers and directors and Robert E. Smith is a director.

Director Independence. The Board has determined that Messrs. McCanna, Keith, Leader, and Friedman have no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that they otherwise meet the independence criteria under the Nasdaq listing requirements. The Board has also determined that Messrs. McCanna, Keith and Leader satisfy the additional independence requirements of Rule 10A-3 under the Exchange Act, enabling them to serve on the Audit Committee. In making its independence determination, the Board of Directors considered any transactions, relationships and arrangements as required by our independence guidelines. In particular, with respect to each of the most recent completed three fiscal years, the Board evaluated Mr. Keith, the type and amount of investment advisory services provided by the firm where he serves as an executive officer to our Controlling Shareholders and family members of our Controlling Shareholders.

Audit Committee. The members of the Audit Committee are Messrs. McCanna, Keith and Leader. The Audit Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net. The Audit Committee formally met five times during the year ended December 31, 2016.

The Board of Directors has determined that all audit committee members are financially literate under the Nasdaq listing requirements and that Lawrence E. McCanna qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Exchange Act.

The Nasdaq listing requirements require that audit committees have at least three directors and that all directors be independent, as defined in the Nasdaq listing requirements and Rule 10A-3 under the Exchange Act. The Board has determined that Messrs. McCanna, Keith and Leader meet the independence criteria established in the Nasdaq listing requirements and the Exchange Act.

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Sinclair including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of Sinclair’s internal control function. The Audit Committee is responsible for the appointment of Sinclair’s independent auditors, whose appointment may be ratified by the shareholders. The Audit Committee oversees all of our internal controls and risk management policies and meets with our independent auditor and management regarding our internal controls and other matters. The Audit Committee is responsible for reviewing compliance with Sinclair’s ethics policy and has established procedures for the receipt, retention and treatment of complaints received by Sinclair regarding accounting controls or auditing matters and the confidential, anonymous submission by Sinclair’s employees of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for approving or ratifying related person transactions pursuant to Sinclair’s related person transaction policy. This policy is described in this proxy statement under the caption Related Person Transactions.

Compensation Committee. Nasdaq listing requirements require that compensation of executive officers be determined, or recommended to the Board of Directors for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors. As a “Controlled Company,” we are not subject to this listing requirement. However, the Compensation Committee during 2016 and as of today consists entirely of Messrs. Keith, Friedman, McCanna, and Leader, all of whom meet the independence criteria established by the Nasdaq listing requirements. These independent directors also meet the criteria to be outside directors under Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) and are responsible for compensation intended to qualify as “performance-based compensation” exempt from the $1 million deduction limit under Section 162(m). Although the Compensation Committee does not have a written charter, the Compensation Committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs, administering our equity incentive plans, recommending for inclusion in this proxy statement the Compensation Discussion and Analysis which is included in this proxy statement, preparing the compensation committee report required by SEC rules which is included in this proxy statement, and making other recommendations to the Board of Directors. The Compensation Committee formally met six times during the year ended December 31, 2016.

Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value. The Compensation Committee provides risk oversight concerning our compensation policies and practices for executive officers. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Our Executive Chairman, David D. Smith, and our Vice Chairman, David B. Amy, consult with the Compensation Committee on appropriate compensation for executive officers. In addition, our Senior Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations. The Compensation Committee does not use outside consultants to set compensation.

Director Nominations. The Board does not have a standing nominating committee and there is no formal nominating committee charter, although the Board has adopted a resolution addressing the director nominations process. Instead, the directors who are determined to be “independent” under the Nasdaq listing requirements perform the functions of a nominating committee. The Board believes it is appropriate not to maintain a standing nominating committee primarily because the relatively small number of independent directors on the Board makes it unnecessary to separate the nominating function into a committee structure.

Our independent directors are primarily responsible for identifying and recommending nominees to the Board of Directors for approval of membership on the Board. The independent directors’ primary responsibilities in recommending nominees are to: (1) establish criteria for the selection of new directors to become members of the Board, which criteria shall be approved by the Board; (2) lead the search for and identify individuals qualified to become members of the Board and conduct the necessary and appropriate inquiries into the backgrounds and qualifications of possible nominees; (3) consider questions of independence and possible conflicts of interest of members of the Board and executive officers, and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interest of all shareholders; (4) consider recommendations for director nominees from current directors and executive officers, shareholders and other parties they deem appropriate; (5) have the authority to retain and terminate a search firm to identify director candidates at our expense; (6) determine each proposed nominee’s qualifications for service on the Board; (7) consult with the Executive Chairman and Chairman of the Board during the process of identifying director nominees; and (8) identify and recommend annually, or as vacancies or newly created positions occur, director nominees for approval by the Board of Directors. Further, while the Board has no formal diversity policy, the independent directors regularly review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes, diverse perspectives and personal and professional backgrounds for service as one of our directors.

The independent directors will consider nominees proposed by shareholders. Although there is no formal policy regarding shareholder nominees, the Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. To recommend a prospective nominee for consideration, shareholders should submit the candidate’s name, contact information, biographical material and qualifications in writing to Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. For more information regarding nominating a director, see Shareholder Proposals.

Interested Party Communication with the Board. Shareholders and other parties interested in communicating directly with the Board, any Board committee or any Director, may do so by writing to Sinclair Board of Directors, c/o Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. Under the process adopted by the Board, letters we receive that are addressed to members of the Board are reviewed by our Corporate Secretary who will regularly forward a summary and copies of all such correspondence to the Board.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. Shareholder communications that constitute advertising or promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board, any board committee or any director.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Messrs. Keith, Friedman, Leader and McCanna. None of the members of our Compensation Committee at any time has been one of our officers or employees.

The following executive officers are directors of other entities that have a director or executive officer who is on our Board of Directors. David D. Smith, Frederick G. Smith and J. Duncan Smith, all of whom are executive officers and on our Board of Directors, are directors and/or executive officers of other various companies controlled by them, including Cunningham Communications, Inc., Keyser Investment Group, Inc., Gerstell Development, LP and Sinclair Relief Fund. Frederick G. Smith and J. Duncan Smith also control Beaver Dam, LLC along with Robert E. Smith. Barry M. Faber is an executive officer of Sinclair and a director of The Sinclair Relief Fund. David B. Amy is an executive officer of Sinclair and a member of the Board of Managers of Triangle. See Related Person Transactions for additional information regarding the previously mentioned executive officers and directors.

During 2016, none of the named executive officers participated in any final deliberations of our Compensation Committee relating to compensation of the named executive officers.

DIRECTOR COMPENSATION FOR 2016
The following table sets forth certain information regarding compensation for services rendered by our non-employee directors during the year ended December 31, 2016.

Name (a)	Fees Earned or Paid in Cash	Stock Awards (b)	All Other Compensation		Total
Robert E. Smith	$49,000	$127,540	$—	(c)	$176,540
Howard E. Friedman	60,000	127,540	—		187,540
Daniel C. Keith	78,500	127,540	—		206,040
Martin R. Leader	72,500	127,540	—		200,040
Lawrence E. McCanna	80,000	127,540	—		207,540

(a)
Compensation for David D. Smith, our Chairman of the Board and the President and Chief Executive Officer during 2016, is reported in the Summary Compensation Table included in this proxy statement. Frederick G. Smith and J. Duncan Smith are omitted from this table, as they serve as executive officers, but are not named executive officers and do not receive additional compensation for services provided as directors.

(b)
On the date of our annual meeting, each non-employee director received a grant of 4,000 shares of Class A Common Stock pursuant to the 1996 Long-Term Incentive Plan for services rendered during the preceding year. The amount presented represents the grant date fair value of the stock award computed in accordance with Financial Accounting Standards (FASB) Accounting Standards Codification (ASC) Topic 718.

(c)
Robert E. Smith is a participant in our company sponsored health care plan. Mr. Smith pays standard premiums pursuant to the plan; however, unlike a typical company participant, he is required to reimburse the Company for any health care costs in excess of $100,000. During 2016, Mr. Smith’s health care costs did not exceed $100,000, nor did they exceed the premiums he paid; therefore, we did not have to pay for any costs during the year.

Non-employee directors receive $35,000 for their services as a director. The Audit Committee Chairman receives an additional $7,500 annually and the Compensation Committee Chairman receives an additional $6,000 annually. Non-employee directors also receive $2,000 for each Board of Directors meeting attended, $2,500 for each audit committee meeting and special committee meeting, if any, attended and $1,500 for each compensation committee meeting attended. We reimburse our directors for any business related travel expenses. Additionally, each non-employee director is granted unrestricted shares of Class A Common Stock upon election to the board on the date of our annual meeting of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction. In this section, we discuss certain aspects of our compensation program as it pertains to our President and Chief Executive Officer (CEO), our Chief Financial Officer (CFO), our Executive Vice President / Chief Operating Officer of Sinclair (COO), a Co-Chief Operating Officer of Sinclair Television Group, Inc., and our Executive Vice President / General Counsel in 2016. These individuals represent our principal executive officer, our principal financial officer and our next three most highly compensated executive officers during 2016. We refer to these five persons throughout this proxy statement as the “named executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

In 2016, we announced executive changes and promotions which went into effect on January 1, 2017. David D. Smith was promoted from President and Chief Executive Officer to Executive Chairman. Christopher Ripley was promoted from Chief Financial Officer to President and Chief Executive Officer. Lucy Rutishauser was promoted to Senior Vice President, Chief Financial Officer and Treasurer, David B. Amy was promoted from Executive Vice President and Chief Operating Officer to Vice Chairman. Steven M. Marks was promoted from Co-Chief Operating Officer to Executive Vice President and Chief Operating Officer, Sinclair Television Group. Barry M. Faber was promoted from Executive Vice President and General Counsel to Executive Vice President, General Counsel, Distribution and Network Relations.
We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Our Board of Directors has established a Compensation Committee that is responsible for establishing and administering our named executive officers’ and other key employees’ compensation. The Compensation Committee consists of three non-employee directors, all of whom are independent under the Nasdaq listing requirements.

General Philosophy, Objectives and Design. We believe that our people are our most valuable resource and that the dedication and quality of our named executive officers are vital to the long-term interests of our shareholders. We have established a compensation program for our executive officers that is competitive and designed to support our strategic goals. The primary objectives of our compensation program are to attract and retain the best available people while efficiently utilizing available resources, to enhance the executive officers’ overall performance, to align the long-term interests of our executive officers with those of our shareholders, to improve our overall business performance and to reward individual performance. This is accomplished through a combination of base salary, long-term incentive compensation and cash bonus designed to be competitive with comparable employers in the television broadcast industry. The Compensation Committee considers both the Company’s overall performance and the individual’s performance when setting compensation levels. However, there are no set guidelines or policies outlining the weight of each, as the Compensation Committee assesses each factor at its discretion.

Shareholder Say on Pay Considerations. In 2014, we submitted an advisory vote on our executive compensation to our shareholders (also known as “Say on Pay”).  Approximately 96% of our shareholders that voted approved our executive compensation.  Our Board and our Compensation Committee considered the strong voting results as a shareholder endorsement of our executive compensation policies and practices, and we intend to continue to emphasize our pay-for-performance compensation philosophy that aligns long-term interests of our executives with those of our shareholders.

Compensation Process. Each year, the Compensation Committee reviews the prior performance of each executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Mesrs. Smith and Amy consult with the Compensation Committee on appropriate compensation for executive officers other than themselves. In addition, our Senior Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations. In determining the amount of executive officer compensation each year, the Compensation Committee reviews competitive market data from the broadcast and media industry as well as other similarly sized companies comparable to us, including those companies we have determined to be in our peer group. The Compensation Committee does not benchmark executive officer compensation against competitive market data or our peer group. However, when determining the levels of base salary, cash bonuses and equity awards of our executive officers, our Compensation Committee uses market data in combination with an analysis of other factors including company and individual performance and executive officer responsibilities.

For 2016, the Compensation Committee determined that our peer group consisted of the following companies in our industry:

- Gray Television, Inc.	- Meredith Corporation	- E.W. Scripps
- Cumulus Media, Inc.	- Tegna, Inc.	- Scripps Network Interactive
- Media General, Inc.	- Tribune Media	- IAC/Interactive Corp
- iHeartMedia Inc.	- MDC Partners Inc.	- The New York Times Company
- Pandora Media, Inc.	- Scholastic Corporation	- Clear Channel Outdoor Holdings Inc.

In addition, the Compensation Committee considers information from salary surveys to evaluate compensation for similar positions taking into account geographic location and the companies’ revenue size. These surveys included Salary.com / CompAnalyst / Kenexa, Towers Watson and Mercer reports. While we review these surveys, we do not formally engage outside compensation consultants.

All final compensation decisions regarding executive officers are made by the Compensation Committee which is comprised of independent directors.

Primary Elements of Compensation. We provide a competitive mix of compensation elements that align executive officer compensation with shareholder value. Our compensation program includes both short and long-term compensation in the form of base salary, long-term incentive compensation and cash bonus as discussed below. We believe that these compensation components provide an appropriate mix of fixed and variable pay, balance short-term operational performance with long-term shareholder value and encourage executive recruitment and retention, which aligns with our compensation philosophy and objectives.

Base Salary. Base salaries are not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience. Base salary is designed to provide competitive levels of compensation to our executive officers based upon their experience, professional status, accomplishments, duties and scope of responsibility. As noted above under Compensation Process, also taken into consideration when establishing base salaries are salaries paid by our competitors for similar positions within the television broadcast industry as well as salaries paid by companies outside of our industry for comparable positions. In addition to market comparisons, the Compensation Committee considers individual performance when determining base salary.

Long-Term Incentive Compensation. Our compensation program includes long-term incentive compensation, paid in the form of restricted stock awards, stock-settled appreciation rights (SARs), stock options, and other long-term incentive cash bonuses including a Special Longevity Bonus payable to certain executive officers pursuant to their respective employment agreements (see Employment Agreements below). We have elected to pay long-term incentive compensation in order to provide an incentive for our executive officers to provide strong returns to our shareholders, to better align the interests of our executive officers with those of our shareholders, to continue long-term leadership in the service of the Company and to ensure a competitive compensation program given the market prevalence of equity compensation.

Our restricted Class A Common Stock awards are granted pursuant to the Company’s 1996 Long-Term Incentive Plan (the LTIP) and are time-based awards requiring the executive officer to remain employed by the Company in order for the restricted stock to vest, which is generally over two years.

SARs granted pursuant to the LTIP, have a 10-year term and are fully vested upon grant. Upon exercise of SARs, the holder would receive a number of shares of Class A Common Stock, equal in value to the difference between the SARs’ base value and the per share closing price of the Company’s Class A Common Stock on the date of exercise for the number of SARs being exercised.

Stock options granted pursuant to the LTIP, have a 10-year term and have exercise prices equal to the fair value of the Class A Common Stock on the date of grant, and may or may not have certain vesting conditions.

When granting equity awards, consideration is given to company and employee performance, but awards are made at the discretion of the Compensation Committee under no objective guidelines. Grants of equity awards are valued only at the closing price of our stock on the date of grant. We try to make grants of equity awards at times when they will not be influenced by scheduled releases of information or while we otherwise do not possess material, non-public information, but we have no formal policy as to the timing of equity grants.

Certain executive officers are entitled to a Special Longevity Bonus, as defined in their respective employment agreements, providing for a single lump sum cash payment due to the executive officer at a specified future date. These Special Longevity Bonuses are time-based awards requiring the executive officer to remain employed by the Company for the term of the award.

Cash Bonus. Our compensation philosophy is to primarily award cash bonuses to those that have a direct influence on our ongoing revenue and television operating performance. Based on this criteria, in early 2016, the Compensation Committee determined that Mr. Marks, who oversees operations of our television stations, and Mr. Smith, who oversees the development, implementation, and globalization of ATSC 3.0, expansion of our news franchise, and public policy as it relates to the broadcast industry, would each be eligible to receive a performance-based cash bonus for 2016 performance. The purpose of Mr. Marks' and Mr. Smith’s cash bonus is to promote the attainment of specific financial goals and reward achievement of those goals. We favor an objective approach when measuring the cash bonus. The Compensation Committee determines at its discretion the maximum bonus amounts paid.

For 2016, Mr. Smith was eligible for maximum quarterly bonuses of $250,000 per quarter, dependent on the generation of certain earnings before interest, taxes, depreciation and amortization (EBITDA) targets. EBITDA is a non-GAAP measure reflective of the operating performance of the entire company. EBITDA is calculated as GAAP operating income plus research and development expenses, stock-based compensation, depreciation and amortization, impairments, other non-cash charges less non-cash revenue and cash film payments. We believe this measure best captures Mr. Smith's influence over the performance of the company.

Mr. Marks’ cash bonus consists of two components: a quarterly cash bonus and an annual cash bonus. For 2016, Mr. Marks was eligible for maximum quarterly bonus amounts of $35,100 per quarter and for a maximum annual bonus of $300,000, dependent on the generation of certain television broadcast cash flow (BCF) targets. Additionally, Mr. Marks was eligible for maximum quarterly bonus amounts of $3,900 per quarter, dependent upon the generation of certain digital interactive / internet revenue targets. BCF is a non-GAAP measure reflective of our television assets’ operating performance. BCF is calculated as GAAP operating income plus corporate general and administrative expenses, research and development expenses, stock-based compensation, depreciation and amortization, impairments, other operating division expenses and other non-cash charges less other operating divisions’ revenues, non-cash revenue and cash film payments. We believe this measure best captures Mr. Marks’ influence over our revenue and television operation performance.

In the event that certain events take place that were not contemplated at the time the targets were determined, the Compensation Committee can adjust the targets to exclude the effect of these events. Examples of such events include acquisitions, dispositions and changes in accounting rules. In addition, we target the amount of EBITDA and BCF used in individual bonus determinations at amounts commensurate with the executive’s sphere of influence.

During 2016, Mr. Smith’s and Mr. Marks’, quarterly bonuses were paid on a sliding scale. If actual quarterly EBITDA / BCF was equal to or in excess of the targeted EBITDA/BCF for a particular quarter, then 100% of the maximum quarterly bonus attributable to EBITDA / BCF was paid. For any particular quarter, if actual quarterly EBITDA / BCF was between 95% and 99.9% of budgeted quarterly EBITDA / BCF, then 25% to 95% of the maximum quarterly bonus was paid as follows:

Percentage Achievement of Budgeted EBITDA / BCF	Payout Percentage of Maximum Quarterly Bonus for EBITDA / BCF
95 - 95.9%	25%
96 - 96.9%	40%
97 - 97.9%	65%
98 - 98.9%	80%
99 - 99.4%	90%
99.5 - 99.9%	95%

If actual quarterly EBITDA / BCF was less than 95% of budgeted EBITDA / BCF, then no quarterly bonus was paid. However, included in the cash bonus is an annual bonus catch-up provision. If at the end of the year, the annual actual EBITDA / BCF was greater than the annual targeted EBITDA / BCF and the fourth quarter’s actual quarterly EBITDA / BCF is greater than 95% of such quarter’s targeted quarterly EBITDA / BCF, an annual bonus calculation is determined using the quarterly percentage achievement targets and a corresponding quarterly payout percentage. Any excess in the annual bonus calculated over the quarterly bonuses paid will also be paid. For 2016, Mr. Smith’s targeted EBITDA for the first, second, third and fourth quarters was $167.7 million, $214.9 million, $253.0 million and $336.5.0 million, respectively. During 2016, Mr. Smith was paid an aggregate of $200,000 in accordance to the sliding scale noted above based on the EBITDA targets during the first two quarters. For 2016, Mr. Marks’ targeted BCF, which was adjusted for certain revenue and expense items for which Mr. Marks does not have direct responsibility or influence over, for the first, second, third and fourth quarters was $44.3 million, $67.3 million, $84.0 million and $135.1 million, respectively. Mr. Marks exceeded the minimum 95% of budgeted BCF for two quarters and was paid $70,200 in accordance with the sliding scale noted above. Additionally, for 2016, Mr. Marks exceeded the targeted digital interactive/internet revenues for three quarters and cumulatively for the full year for which he was paid the maximum of the quarterly digital interactive/internet bonus totaling $15,600.

Formula Plan. In 2017, our Board of Directors adopted the Formula Plan, subject to approval by our stockholders. See Proposal 5 for further information about the proposal and Appendix A for a copy of the plan.
Retirement Plans. Our compensation program includes retirement plans designed to provide income following a named executive officer’s retirement. Our executive officers can participate in The Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust (the 401(k) Plan). Contributions made to the 401(k) Plan are matched by the Company, typically in the form of our Class A Common Stock. The match is discretionary and typically equal to 50% of elective deferrals, up to 4% of each executive officer’s total cash compensation subject to Internal Revenue Service regulations. In addition, the Compensation Committee has the ability to make additional discretionary contributions to the 401(k) Plan for the benefit of all employees including executive officers. Calculations of targeted overall compensation for executive officers do not include the benefits expected to be received under the 401(k) Plan. Executive officers participate in the 401(k) Plan on the same terms as all other employees.

Deferred Compensation Plan. Effective January 1, 2014, we established a nonqualified benefit plan provided to a select group of highly compensated employees as determined by the Company.  The plan is a voluntary program that allows participants to defer eligible compensation for a minimum of five years up to normal retirement age, and make investments elections for the deferred compensation. Employees may defer up to 80% of their compensation and/or 100% of certain bonuses.  Participants may receive an employer discretionary match on their deferral, or other discretionary employer contributions.  Elective deferrals are 100% vested upon contribution.  Any employer discretionary contributions vest in increments of 25% each year of service, and are fully vested after four years of service, with all prior service credited towards vesting, or upon disability, death, or attainment of age 65.
Perquisites and Other Benefits. Perquisites and other benefits represent a minimal amount of the executive officers’ compensation. The Compensation Committee annually reviews the perquisites that executive officers receive. The primary perquisites for executive officers are tickets to sporting events and certain business entertainment events and related expenses.
Executive officers also participate in our other benefit plans on the same terms as all other employees. These other plans include medical, dental and vision insurance, disability and life insurance and the employee stock purchase plan.
Employment Agreements. We do not have an employment agreement with David D. Smith. Below is a description of the employment agreements we have entered into with our other named executive officers:

In September 1998, we entered into an employment agreement with David B. Amy, which was amended and restated in November 2011. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Amy at any time, with or without cause. Payment due upon termination, in addition to any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability is equal to the current base salary through the end of the month in which termination occurs. In the event of termination without cause or for good reason, Mr. Amy will also receive one additional month of base salary. Mr. Amy received a base salary for 2016 of $886,000. Further, Mr. Amy’s employment agreement entitled him to receive a $3,000,000 Special Longevity Bonus which was paid during 2014. The agreement also contains non-competition and confidentiality restrictions on Mr. Amy.

In March 2014, we entered into an employment agreement with Christopher Ripley who joined the Company effective April 1, 2014. Mr. Ripley received a base salary for 2016 of $782,225. Under the agreement, he has the right to earn an annual performance bonus at the discretion of the Company’s Compensation Committee (the “Performance Bonus”). Provided his employment has not been earlier terminated, and subject to a limit on the total cumulative intrinsic value realized of $20 million, on December 31 of each of his first eight years of employment, beginning with 2014, Mr. Ripley will receive immediately exercisable options to purchase 125,000 shares of the Company’s Class A Common Stock. Any such options are governed by the Company’s LTIP, as amended, or any successor plan. On December 31, 2016, Mr. Ripley received options to purchase 125,000 shares of Class A Common Stock at an exercise price of $33.85. Mr. Ripley’s employment agreement provides that in the event his employment is terminated by the Company without cause or by Mr. Ripley for good reason, Mr. Ripley will be entitled to a payment equal to the sum of (i) his annual base salary, (ii) the average of any Performance Bonuses paid to him for the two calendar years immediately preceding the effective date of the termination, and (iii) the value of the stock options received by him on the immediately preceding December 31. The severance payment due upon death or disability, is equal to the current base salary through the end of month in which termination occurs and one month of base salary for each full year of continuous employment, in addition to any earned but unpaid normal compensation and benefits as of the termination date. The agreement also contains non-competition and confidentiality restrictions on Mr. Ripley.

In August 2004, we entered into an employment agreement with Barry M. Faber which was most recently amended in March 2017. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Faber at any time, with or without cause. Mr. Faber received a base salary for 2016 of $900,000. Effective November 2011, Mr. Faber was entitled to a Special Longevity Bonus, as defined in the agreement, providing for a single lump sum cash payment of $2,500,000 due at the earlier of September 3, 2016, or upon a change-in-control or a termination of employment by the Company without cause or by the employee with good reason. In August 2015, Mr. Faber's employment agreement was amended to allow for an increase in the Special Longevity Bonus by $501,000 to $3,001,000 in the event that he elected to defer not less than 97% of the Special Longevity Bonus until retirement. Mr. Faber elected to make this deferral in August 2015. In 2016, the Longevity Bonus was contributed to the Deferred Compensation Plan for Mr. Faber. Payment due upon termination, in addition to any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability is equal to the current base salary through the end of the month in which termination occurs. In the event of termination without cause or for good reason, Mr. Faber will also receive twelve additional months of base salary plus any unpaid bonus (other than a Discretionary Bonus or the Longevity Bonus). The agreement also contains non-competition and confidentiality restrictions on Mr. Faber.

In February 1997, we entered into an employment agreement with Steven M. Marks which was amended and restated in November 2011. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Marks at any time, with or without cause. Mr. Marks received a base salary for 2016 of $886,000. Effective November 2011, Mr. Marks is entitled to a Special Longevity Bonus, as defined in the agreement, providing for a single lump sum cash payment of $2,750,000 due at the earlier of November 19, 2018, or upon a change-in-control or a termination of employment by the Company without cause or by the employee with good reason. Additionally, upon termination of employment as a result of death or disability, a percentage of the Special Longevity Bonus will be paid, determined by the total cumulative days of service divided by total days of service that would have been provided through November 19, 2018. Payment due upon termination, in addition to the Special Longevity Bonus discussed above and any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability is equal to the current base salary through the end of the month in which termination occurs. In the event of termination without cause or for good reason, Mr. Marks will also receive one additional month of base salary. The agreement also contains non-competition and confidentiality restrictions on Mr. Marks.

Accounting and Tax Consideration. Section 162(m) does not allow publicly held companies to obtain tax deductions for compensation of more than $1.0 million paid in any year to any employee who is treated as a “Covered Employee” unless such payments are “qualified performance-based” as defined by the applicable treasury regulations. “Covered Employee” definition, as amended by Notice 2007-49, includes the Company’s CEO and any of the Company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. Exceptions are made for qualified performance-based compensation awarded by the Compensation Committee, among other things. Under the tax rules, the Compensation Committee must be comprised solely of two or more outside directors. In 2013, we received shareholder approval of certain performance criteria and other award terms for a qualified performance-based incentive program intended to preclude the deduction limitation requirements pursuant to Section 162(m) meeting of shareholders. While the Compensation Committee considers the Section 162(m) exceptions and desires to meet the requirements of Section 162(m) for deductibility when appropriate and consistent with the compensation goals, not all compensation paid to our executive officers may qualify for tax deductibility. Further, because of ambiguities and uncertainties under Section 162(m), we cannot give any assurance that compensation that we intend to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

As a general matter, we determine and implement compensation elements based on their alignment with our compensation philosophy and objectives and not based on any unique or preferential accounting or tax treatment.

Executive Compensation Actions After December 31, 2016. For 2017, compensation was set by the Compensation Committee as follows:

Name	Base Salary	Maximum Annual Bonus Potential (a)
David D. Smith	$1,250,000	$1,875,000	(b)
Christopher S. Ripley	1,250,000	1,875,000	(b)
Lucy Rutishauser	700,000	100,000	(d)
David B. Amy	904,000	—
Barry M. Faber	950,000	350,000	(e)
Steven M. Marks	1,000,000	550,000	(c)

(a) - Excludes bonuses that may be awarded at the discretion of the Compensation Committee, the amounts of which were not previously defined or agreed upon. Mr. Ripley was awarded a $600,000 discretionary bonus for his services during 2016.

(b) - Mr. Smith's and Mr. Ripley's Maximum Annual Bonus Potential will be categorized in two components: a semi-annual bonus and an annual bonus. The semi-annual bonus will be earned pro rata from zero starting at 92% to 100%. However, when 100% of the annual targeted EBITDA is met, even though on a six-month basis the semi-annual targeted EBITDA was not met, they will be eligible to receive a maximum amount of available semi-annual bonus payments for the year. The annual bonus will be earned pro rata from zero starting at 100% to 108%.

(c) - Mr. Marks' Maximum Annual Bonus Potential will be calculated in the same manner as 2016 discussed above under Cash Bonus.

(d) - Ms. Rutishauser's bonus is a defined and agreed upon discretionary bonus, however additional amounts may be awarded at the Compensation Committee's discretion.

(e) - Mr. Faber is eligible for a performance bonus for achieving either: 50 million paying subscribers of the Tennis Channel at the end of the year, or an average of 50 million paying subscribers of the Tennis Channel for the 12 month period.

The Compensation Committee also granted restricted stock awards to named executive officers, except Mr. David D. Smith and Mr. Ripley, in accordance with the discussion under “Long-Term Incentive Compensation” above. Messrs. Amy, Marks and Faber, and Ms. Rutishauser were granted restricted stock awards of 16,000, 6,000, 19,000, and 3,300 shares, respectively. Additionally, the Compensation Committee granted Mr. David Smith 500,000 SARs.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in or incorporated by reference into the Company’s annual report on Form 10-K and the Company’s proxy statement on Schedule 14A.

Compensation Committee

Daniel C. Keith, Chairman
Howard E. Friedman
Martin R. Leader
Lawrence E. McCanna

Summary Compensation Table for 2016, 2015 and 2014
The following table sets forth certain information regarding compensation for services rendered in all capacities during the year ended December 31, 2016 by our named executive officers.

Name and Principal Position	Year	Salary		Stock Awards (a)	Bonus (b)		Option Awards (c)	Non-equity Incentive Plan Compensation (d)	Change in Value of Nonqualified Deferred Compensation Earnings (h)	All Other Compensation (i)		Total
David D. Smith,	2016	$1,001,139		$—	$—		$4,000,000	$200,000	$—	$5,300		$5,206,439
President and Chief	2015	1,000,000		—	—		2,600,000	1,000,000	—	—		4,600,000
Executive Officer	2014	1,000,000		—	—		2,620,000	675,000	—	—		4,295,000
Christopher S. Ripley,	2016	782,225		—	600,000		489,021	—	12	32,986		1,904,244
Chief Financial Officer	2015	766,875		—	675,000		843,663	—	—	—		2,285,538
	2014	562,500	(g)	—	—		1,073,817	—	—	—		1,636,317
David B. Amy,	2016	886,000		476,495	—		—	—	63,261	31,276		1,457,032
Executive Vice President	2015	869,000		498,600	—		—	—	—	37,424		1,405,024
and Chief Operating Officer	2014	850,000		557,200	—		—	—	—	3,030,225	(e)	4,437,425
Barry M. Faber,	2016	900,000		502,400	3,001,000	(f)	—	—	7,760	83,810		4,494,970
Executive Vice President	2015	837,425		498,600	—		—	—	—	38,706		1,374,731
/ General Counsel	2014	819,000		584,200	—		—	—	—	26,265		1,429,465
Steven M. Marks,	2016	886,000		185,260	—		—	85,800	—	23,229		1,180,289
Vice President / Co-	2015	869,000		186,975	—		—	418,000	—	19,426		1,493,401
Chief Operating Officer	2014	850,000		111,440	—		—	58,311	—	9,720		1,029,471

(a)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards granted in 2016, 2015 and 2014. For further information regarding assumptions made in the valuation of stock awards, see Note 3. Stock-Based Compensation Plans to our consolidated financial statements and related footnotes in our 2016 Annual Report on Form 10-K, as well as, the Grants of Plan-Based Awards table below. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board from time to time.

(b)	Represents discretionary bonuses earned and approved by the Compensation Committee.

(c)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of SARs and stock options granted in 2016, 2015 and 2014. For further information regarding assumptions made in the valuation of stock awards, see Note 3. Stock-Based Compensation Plan to our consolidated financial statements and related footnotes in our 2016 Annual Report on Form 10-K, as well as, the Grants of Plan-Based Awards table below.

(d)
Mr. Smith’s and Mr. Marks’ cash bonuses in proportion to salary are dependent on their performance pursuant to the cash bonus calculation as well as market evaluations. See Compensation Discussion and Analysis above for further information.

(e)
Includes the $3,000,000 payment of the Special Longevity Bonus due in accordance with employment agreement to Mr. Amy. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(f)	Represents payment of the Special Longevity Bonus due in accordance with employment agreement to Mr. Faber. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(g)	Mr. Ripley joined the Company on April 1, 2014, and had an annual base salary of $750,000 for 2014.

(h)
Represents all earnings (not only above-market earnings) related to the employee's participation in the Company's deferred compensation plan. See Deferred Compensation Plan within Compensation Discussion and Analysis above for further description of the plan.

(i)
All Other Compensation consists of Company contributions to both the Deferred Compensation Plan and the 401(k) Plan. See Compensation Discussion and Analysis, Employment Agreements, for more information. Also includes perquisites composed entirely of travel expenses paid by the Company on the behalf of friends and family who accompanied named executive officers during business related travel.

All Other Compensation for the year ended December 31, 2016 is as follows:

Name	Company Contributions to the 401(k) Plan	Company Contributions to the Deferred Compensation Plan	Perquisites and Other Personal Benefits	Total
Mr. Smith	$5,300	$—	$—	$5,300
Mr. Ripley	5,300	27,686	—	32,986
Mr. Amy	5,300	18,161	7,815	31,276
Mr. Faber	5,300	78,510	—	83,810
Mr. Marks	5,300	—	17,929	23,229

Grants of Plan-Based Awards for 2016

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Option Awards: Number of Securities Underlying Options	All Other Stock Awards: Number of Shares of Stock	Exercise or Base Price of Option Awards		Grant Date Fair Value of Stock and Option Awards (b)
Name	Grant Date	Threshold	Target	Maximum
David D. Smith	3/1/2016	$250,000	$1,000,000	$1,000,000	400,000	—	$31.40	(c)	$3,928,952
Christopher S. Ripley	12/31/2016	—	—	—	125,000	—	33.85	(d)	475,412
David B. Amy	3/1/2016	—	—	—	—	15,175	—		476,495	(e)
Barry M. Faber	3/1/2016	—	—	—	—	16,000	—		502,400	(e)
Steven M. Marks	3/1/2016	39,000	156,000	456,000	—	5,900	—		185,260	(e)

(a)
Threshold reflects the minimum payment that Mr. Smith is eligible to receive if one quarter’s actual EBITDA exceeds targeted EBITDA. Threshold reflects the minimum payment that Mr. Marks is eligible to receive if one quarter’s actual BCF and digital interactive/internet revenue exceeds targeted amounts. For Mr. Smith, target and maximum are reflective of quarterly EBITDA exceeding each respective quarterly targeted EBITDA in the first, second, third and fourth quarters. For Mr. Marks, target is reflective of combined BCF and digital interactive/internet revenue exceeding each respective quarterly targeted amounts and the maximum is reflective of target plus his annual bonus component. If the actual quarterly EBITDA/BCF is less than 95% of budgeted EBITDA/BCF, then no quarterly bonus is paid. The threshold amounts shown in the table assume that actual quarterly EBITDA/BCF is not less than 95% of budgeted EBITDA/BCF. For further information regarding Mr. Smith and Mr. Marks’ cash bonuses, see the Primary Elements of Compensation – Cash Bonus section of the Compensation Discussion and Analysis above. During 2016, no other named executive officers were eligible to receive non-equity incentive plan awards. For information related to actual non-equity incentive plan awards see Summary Compensation Table for 2016, 2015 and 2014 above.

(b)
This column shows the full grant date fair value of restricted stock awards, stock options and SARs. The grant date fair values of the restricted stock, stock options and SARs awards were computed in accordance with FASB ASC Topic 718 and do not include estimates for forfeitures. There can be no assurance that the FASB ASC Topic 718 amounts shown in this table will ever be realized by the named executive officer. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board from time to time. For further information regarding restricted stock, stock options and SARs awards, see the Primary Elements of Compensation – Long-Term Incentive Compensation section of the Compensation Discussion and Analysis above.

(c)	Our common stock’s closing price per share on March 1, 2016 (the grant date for all SARs) was $31.40. The SARs awards vested immediately.

(d)	Our common stock’s closing price per share on January 3, 2017 (the first day of trading after December 31, 2016) was $33.85. The option awards vested immediately.

(e)
Our common stock’s closing price per share on March 1, 2016 was $31.40. Restrictions on restricted stock granted in 2016 lapse over two years at 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date, respectively. Restricted stock award vesting is not dependent on future performance levels; rather it is dependent solely on future service with the Company.

Outstanding Equity Awards at Fiscal Year End for 2016
The following table provides certain information about all equity compensation awards held by the named executive officers as of December 31, 2016. All options and SARs held by named executive officers are exercisable.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested (a)
David D. Smith	400,000 (b)	$31.40	03/01/2026	—	$—
	310,000 (b)	24.93	02/02/2025	—	—
	200,000 (b)	27.86	02/11/2024	—	—
	500,000 (b)	14.21	02/05/2023	—	—
	400,000 (b)	11.68	03/09/2022	—	—
	300,000 (b)	12.07	03/22/2021	—	—
	200,000 (b)(f)	15.78	04/02/2017
Christopher S. Ripley	125,000 (b)	33.85	12/31/2026	—	—
	125,000 (b)	32.54	12/31/2025	—	—
	125,000 (b)	27.36	12/31/2024
David B. Amy	—	—	—	25,175 (c)	839,586
Barry M. Faber	—	—	—	26,000 (d)	867,100
Steven M. Marks	—	—	—	9,650 (e)	321,828

(a)	Based on closing market price of $33.85 per share on January 3, 2017, the first day of trading after December 31, 2016.

(b)	SARs and Options are fully vested on the grant date.

(c)	10,000 shares will vest in February 2017, and 7,587 and 7,588 shares will vest in March 2017 and 2018, respectively.

(d)	10,000 shares will vest in February 2017 and 8,000 shares will vest in March 2017 and 2018.

(e)	3,750 shares will vest in February 2017 and 2,950 shares will vest in March 2017 and 2018.

(f) Exercised on March 22, 2017 at a market price of $39.25 resulting in an issuance of 119,592 shares to Mr. Smith.

Option Exercises and Stock Vested

The following table provides information regarding the exercise of options, SARs, and vesting of shares of restricted stock held by the named executive officers during the year ended December 31, 2016.

	Option/SARs Awards		Stock Awards
Name	Number of Securities Underlying Options/SARs Exercised	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (a)
David D. Smith	—	$—	—	$—
Christopher S. Ripley	—	—	—	—
David B. Amy	—	—	20,000	596,200
Barry M. Faber	—	—	20,000	617,050
Steven M. Marks	—	—	5,750	176,054

(a)	Represents the total value realized upon the vesting of restricted shares using the average of the high and low prices of our common stock on the vesting dates.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($) (c)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
David D. Smith	$—	$—	$—	$—	$—
Christopher S. Ripley	55,371	27,686	12	—	97,577
David B. Amy	227,017	18,161	63,261	—	772,194
Barry M. Faber	2,947,950	78,510	7,760	—	3,055,251
Steven M. Marks	—	—	—	—	—

(a)	Represents deferrals made by the participant during 2016.

(b)
Represents contributions made by the Company to the participant's account pursuant the deferred compensation plan. Amount is also disclosed within footnote (i) within the Summary Compensation Table within Compensation Discussion and Analysis above.

(c)
Represents all earnings related to the employee's participation in the Company's deferred compensation plan. Amount is also disclosed within the change in value of nonqualified deferred compensation earnings column in Summary Compensation Table within Compensation Discussion and Analysis above.

See Deferred Compensation Plan within Compensation Discussion and Analysis above for further description of the plan.

Potential Post-Employment Payments and Benefits

The following table sets forth the potential payments if termination of employment or a change in control for each named executive officer had occurred on December 31, 2016. In addition, the NEOs may be eligible for payment of their accounts under the Company's nonqualified deferred compensation plan in the event of a change in control.

Benefits and Payments upon Termination	Termination without cause or by employee for good reason	Termination with cause or by employee without good reason	Change in Control	Death or Disability
David D. Smith	$—	$—	$—	$—

Christopher S. Ripley
Severance Payment (a)	$1,963,388	$—	$—	$130,371
Deferred Compensation (c)	—	—	—	11,141
Total	$1,963,388	$—	$—	$141,512

David B. Amy
Severance Payment (a)	$73,833	$—	$—	$—
Restricted Stock (b)	839,586	—	839,586	839,586
Total	$913,419	$—	$839,586	$839,586

Barry M. Faber
Severance Payment (a)	$900,000	$—	$—	$—
Restricted Stock (b)	867,100	—	867,100	867,100
Total	$1,767,100	$—	$867,100	$867,100

Steven M. Marks
Severance Payment (a)	$2,823,833	$—	$2,750,000	$2,584,601
Restricted Stock (b)	321,828	—	321,828	321,828
Total	$3,145,661	$—	$3,071,828	$2,906,429

(a)	Represents the severance payment due based on the terms of their employment agreements. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(b)
Based on closing market price of $33.35 per share on December 31, 2016. Restricted stock immediately vests upon a termination by Sinclair without Cause or by an employee for Good Reason, a change in control, death or disability, as defined in the LTIP.

(c)	Represents the amount of employer contributions to the employee's deferred compensation plan which will become immediately vested upon termination by death or disability.

Equity Compensation Plan Information

The equity compensation plan information as of December 31, 2016 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights) (c)
Equity compensation plans approved by security holders	1,353,237	$20.91	8,106,958
Equity compensation plans not approved by security holders	—	—	—
Total	1,353,237	$20.91	8,106,958

(a)
Includes 375,000 shares of Class A Common Stock related to stock options outstanding. Also includes 978,237 shares of Class A Common Stock which would have been issued if 2,310,000 SARs, with exercise prices ranging from $11.68 to $31.40, were exercised on December 31, 2016. The number of shares of Class A Common Stock issued is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise.

(b)
The weighted average exercise price is based on 375,000 outstanding stock options with exercise prices ranging from $27.36 to $33.85, and 2,310,000 SARs with exercise prices ranging from $11.68 to $31.40.

(c)	This amount reflects the total shares available for future issuance under the Company’s LTIP and the Company’s Employee Stock Purchase Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, requires our officers (as defined in the SEC regulations), directors and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements with three exceptions. Robert E. Smith did not file a Form 4 reporting the transfer of Class A Common stock to immediate family members sharing Robert E. Smith's household. This report on Form 4, originally due January 29, 1998, was filed with the SEC on August 25, 2016. David D. Smith did not file a Form 4 reporting the grant of stock-settled appreciation rights (SARs). This report on Form 4, originally due March 3, 2016, was filed with the SEC on March 4, 2016. Christopher S. Ripley did not file a Form 4 reporting the grant of stock options on December 31, 2015. This report on Form 4, originally due January 4, 2016, was filed with the SEC on January 7, 2016.

RELATED PERSON TRANSACTIONS
Our related person transaction policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, wherein the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. The Board of Directors has determined that certain transactions falling within the characteristics above do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not deemed to be related person transactions.

The Audit Committee of the Board of Directors reviews all material related person transactions and may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the related person transaction are made.

Prior to the adoption of our related person transaction policy, consistent with the Nasdaq listing requirements and the Audit Committee charter, the Audit Committee reviewed or approved all related person transactions requiring disclosure under SEC regulations to the extent such transactions were entered into or amended since February 2004. Certain of the following transactions were not approved pursuant to the current related person transaction policy because they were entered into before the policy’s existence.

Transactions with our Controlling Shareholders

David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith (collectively, the Controlling Shareholders) are brothers and hold substantially all of the Class B Common Stock and some of our Class A Common Stock.  We engaged in the following transactions with them and/or entities in which they have substantial interests:

Leases.  Certain assets used by us and our operating subsidiaries are leased from entities owned by the Controlling Shareholders.  Lease payments made to these entities were $5.1 million for the year ended December 31, 2016.

In September 2015, we were granted authority by the Federal Communications Commission (FCC) to operate an experimental facility in the Washington D.C. and Baltimore markets to implement a Single Frequency Network (SFN) using the base elements of the new ATSC 3.0 transmission standard.  In conjunction with this experimental facility, Cunningham Communications, Inc. will be providing tower space without charge.

Charter Aircraft.  From time to time, we charter aircraft owned by certain Controlling Shareholders.  We incurred expenses of $1.4 million during the year ended December 31, 2016.

Cunningham Broadcasting Corporation

Cunningham owns a portfolio of television stations including: WNUV-TV Baltimore, Maryland; WRGT-TV Dayton, Ohio; WVAH-TV Charleston, West Virginia; WMYA-TV Anderson, South Carolina; WTTE-TV Columbus, Ohio; WDBB-TV Birmingham, Alabama; WBSF-TV Flint, Michigan; and WGTU-TV/WGTQ-TV Traverse City/Cadillac, Michigan (collectively, the Cunningham Stations). Certain of our stations provide services to these Cunningham Stations pursuant to LMAs or JSAs and SSAs.

The estate of Carolyn C. Smith, the mother of our controlling shareholders, currently owns all of the voting stock of the Cunningham Stations. In 2014, Cunningham purchased the remaining amount of non-voting stock from the Controlling Shareholders, that was previously distributed from the estate for an aggregate purchase price of $2.0 million. The estate of Mrs. Smith currently owns all of the voting stock. The sale of the voting stock by the estate to an unrelated party is pending approval of the FCC. All of the non-voting stock is owned by trusts for the benefit of the children of our Controlling Shareholders.  We consolidate certain subsidiaries of Cunningham, with which we have variable interests through various arrangements related to the Cunningham Stations discussed further below.

The services provided to WNUV-TV, WMYA-TV, WTTE-TV, WRGT-TV and WVAH-TV are governed by a master agreement which has a current term that expires on July 1, 2023 and there are two additional 5 year renewal terms remaining with final expiration on July 1, 2033. We also executed purchase agreements to acquire the license related assets of these stations from Cunningham, which grant us the right to acquire, and grant Cunningham the right to require us to acquire, subject to applicable FCC rules and regulations, 100% of the capital stock or the assets of these individual subsidiaries of Cunningham. Our applications to acquire these license related assets are pending FCC approval. Pursuant to the terms of this agreement we are obligated to pay Cunningham an annual fee for the television stations equal to the greater of (i) 3% of each station’s annual net broadcast revenue and (ii) $4.7 million. The aggregate purchase price of these television stations increases by 6% annually. A portion of the fee is required to be applied to the purchase price to the extent of the 6% increase. The remaining aggregate purchase price of these stations as of December 31, 2016 was approximately $53.6 million. Additionally, we provide services to WDBB-TV pursuant to an LMA, which expires April 22, 2025, and a purchase option to acquire for $0.2 million. We paid Cunningham under these agreements, $8.9 million for the year ended December 31, 2016.

The agreements with WBSF-TV and WGTU-TV/WGTQ-TV expire in November 2021 and August 2023, respectively, and each has renewal provisions for successive eight year periods. We earned $5.4 million from the services we performed for these stations for the year ended December 31, 2016.

As we consolidate the licensees as VIEs, the amounts we earn or pay under the arrangements are eliminated in consolidation and the gross revenues of the stations are reported within our consolidated statement of operations. Our consolidated revenues related to the Cunningham Stations include $114.9 million for the year ended December 31, 2016.

In July 2014, concurrent with the Allbritton acquisition we terminated the LMA with WTAT (FOX) in Charleston, SC and sold to Cunningham the non-license assets related to this station. Although we have no continuing involvement in the operations of the station, because we had consolidated Cunningham Broadcasting Corporation (the parent company) up until September 2014, the assets of WTAT were not derecognized and the transaction was accounted for a transaction between consolidated entities, and no gain on sale was recognized. Upon deconsolidation of Cunningham Broadcasting Corporation, the difference between proceeds received for the sale of WTAT and WYZZ, a station we sold to Cunningham in 2013, and the carrying values of the net assets, which was previously eliminated in consolidation, was reflected as an increase to additional paid in capital in the consolidated balance sheet.

During January 2016, Cunningham entered into a promissory note to borrow $19.5 million from us which is included within notes receivable from affiliates on our consolidated balance sheet. The note bears interest at a fixed rate of 5.0% per annum, which is payable quarterly, commencing March 31, 2016. The note matures in January 2021, with additional one-year renewal periods upon our approval.

 In April 2016, we entered into an agreement with Cunningham to provide master control equipment and provide master control services to a station in Johnstown, PA with which they have an LMA that expires in April 2019. Cunningham will pay us an initial fee of $0.7 million and $0.2 million annually for master control services plus the cost to maintain and repair the equipment. Also, in August 2016, we entered into an agreement, expiring October 2021, with Cunningham to provide a news share service with their station in Johnstown, PA beginning in October 2016 for an annual fee of $1.0 million per year.

Atlantic Automotive Corporation

We sold advertising time to and purchased vehicles and related vehicle services from Atlantic Automotive Corporation (Atlantic Automotive), a holding company that owns automobile dealerships and an automobile leasing company.  David D. Smith, our President and Chief Executive Officer until January 1, 2017, and now Executive Chairman, has a controlling interest in, and is a member of the Board of Directors of Atlantic Automotive.  We received payments for advertising totaling $0.6 million for the year ended December 31, 2016. Additionally, Atlantic Automotive leases office space owned by one of our non-media investments which is accounted for under equity method. Atlantic Automotive paid $1.1 million in rent during year ended December 31, 2016.

Leased property by real estate ventures

Certain of our real estate ventures have entered into leases with entities owned by David Smith to lease restaurant space. There are leases for three restaurants in a building owned by one of our consolidated real estate ventures in Baltimore, MD. Total rent received under these leases was $0.7 million for the year ended December 31, 2016. Additionally, there is also one lease for a restaurant in a building owned by one of our non-media investments which is accounted for under equity method.  Total rent received under this lease was $0.4 million for the year ended December 31, 2016.

Payments for services provided by these three restaurants to us was less than $0.1 million for the year ended December 31, 2016.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees (including our chief executive officer, chief financial officer, chief accounting officer and corporate controller and any person performing similar functions). We have made the Code of Business Conduct and Ethics available on our website at www.sbgi.net. We will disclose promptly any waiver from or amendment to the Code of Business Conduct and Ethics for our executive officers or directors as required by law, SEC regulations or Nasdaq listing requirements, by posting such disclosure on our website.

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE
Report of the Audit Committee
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Audit Committee has received from Sinclair’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, regarding PwC’s independence, including communications between PwC and us regarding PwC’s independence, and has discussed with PwC its independence. The Audit Committee has discussed whether the provision of non-audit services by PwC is compatible with maintaining PwC’s independence. PwC has stated that it believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurs, and has approved all non-audit services provided by PwC in 2016. The Audit Committee also has discussed with PwC the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board, including the selection of and changes in Sinclair’s significant accounting policies, the basis for management’s accounting estimates, PwC’s conclusions regarding the reasonableness of those estimates and the disclosures included in the financial statements.

The Audit Committee met with management and representatives of PwC in connection with PwC’s audit of Sinclair’s consolidated financial statements and related schedule for the year ended December 31, 2016, and reviewed and discussed such financial statements with management. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Sinclair’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Sinclair’s internal control over financial reporting. Based on such review and discussion with management, and based on the Audit Committee’s reviews and discussions with PwC regarding its independence and the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees (AS 16), the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of Sinclair’s internal control over financial reporting be included in Sinclair’s Annual Report on Form 10-K and the Board has approved that recommendation.

The Audit Committee has reviewed and discussed the fees paid to PwC during the last year for audit and non-audit services, which are set forth in this proxy statement under “Disclosure of Fees Charged by Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services is compatible with PwC’s independence.

Audit Committee

Lawrence E. McCanna, Chairman
Daniel C. Keith
Martin R. Leader

Disclosure of Fees Charged by Independent Registered Public Accounting Firm
The following summarizes the fees charged by PwC for certain services rendered to us during 2016 and 2015, respectively:

Audit Fees. Fees paid for annual audits of our consolidated financial statements and effectiveness of internal control over financial reporting, reviews of interim consolidated financial statements and fees related to debt offerings were $2,754,638 and $2,515,268 in 2016 and 2015, respectively.

Audit-Related Fees. There were no audit related fees incurred for the year ended December 31, 2016 and 2015.

Tax Fees. Tax fees incurred for tax planning and compliance services through December 31, 2016 and 2015 were $459,958 and $766,877, respectively.

All Other Fees. Fees incurred related to permitted services not included in the category descriptions provided were $3,600 for both the years ended December 31, 2016 and 2015.

All of the services described above were pre-approved by the Audit Committee. None were approved pursuant to the waiver of pre-approval provisions set forth in Regulation S-X of the Exchange Act.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Audit Committee maintains a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent registered public accounting firm (the independent auditors) in order to ensure that the provision of such services does not impair the auditor’s independence. Under this policy, which remains in effect, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter, along with a specified list of audit-related and tax services. If any service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee and the independent auditors may not begin work on any engagement without confirmation of the Audit Committee pre-approval from the Chief Accounting Officer or his or her delegate. In accordance with this policy, the Chairman of the Audit Committee has been authorized by the Committee to pre-approve any audit-related, tax or other permissible non-audit service engagements of the independent auditors.

SHAREHOLDER PROPOSALS

If you intend to propose any matter for action at our 2018 annual meeting of shareholders, you must submit your proposal to the Secretary of Sinclair at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 not later than December 22, 2017 at 5:00 p.m. Eastern Standard Time. Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2017 annual meeting. The proxy for the 2018 annual meeting will grant discretionary authority to vote with regard to shareholder proposals not included in our proxy materials unless (a) notice is received by March 7, 2018 and (b) the conditions set forth in Rule 14 a-4 (c)(2)(i)-(iii) under the Securities Exchange Act of 1934 are met.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 21, 2017

APPENDIX A
SINCLAIR BROADCAST GROUP, INC.
EXECUTIVE PERFORMANCE FORMULA AND INCENTIVE PLAN
Article 1.Establishment, Objectives, and Duration

1.1    Establishment of the Plan. Sinclair Broadcast Group, Inc., a Maryland corporation (the "Company"), establishes this performance plan, known as the "Sinclair Broadcast Group Executive Performance Formula and Incentive Plan" (the "Plan"). The Board of Directors adopted the Plan on March 31, 2017. However, no awards made under the Plan may be paid in any form unless and until the Plan is approved by the shareholders of the Company at its 2017 Annual Meeting of Shareholders in accordance with Code Section 162(m)(4)(C) (such date, the "Effective Date"). In addition, any awards granted under the Plan prior to shareholder approval will be conditioned upon such approval and will be null and void if such approval is not obtained.

1.2    Plan Objectives. The primary objectives of the Plan are: (a) to attract, motivate, and retain talented individuals by providing competitive incentive compensation opportunities, (b) to provide an incentive to key Employees of the Company who have significant responsibility for the success and growth of the Company, and (c) to satisfy the requirements of Code Section 162(m).

1.3    Duration of the Plan. The Plan becomes effective on the Effective Date and will remain in effect indefinitely, subject to the right of the Committee to amend or terminate the Plan at any time as permitted by Article 9.

ARTICLE 2.    Definitions

Whenever the following terms are used in the Plan, with their initial letter(s) capitalized, they have the following meanings:

2.1    "Award" means an award described in Article 5.

2.2    ''Award Pool" means, with respect to a Plan Period, ten percent (10%) of the Company’s EBITDA for the Plan Period.

2.3    "Board" or "Board of Directors" means the Board of Directors of the Company.

2.4    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the related Treasury Regulations and Internal Revenue Service guidance and rulings thereunder.

2.5    "Committee" means the Compensation Committee of the Board.

2.6    "Company" means Sinclair Broadcast Group, Inc., a Maryland corporation, and any successor entity assuming the Company's liabilities under the Plan under Article 11.

2.7    "Date of the Equity Award” means the effective date of an Equity Award as specified by the Committee.

2.8    "Director” means any individual who is a member of the Board.

2.9    "EBITDA" means earnings before interest, taxes, depreciation and amortization.

2.10    "Effective Date" has meaning provided in Section 1.1.

2.11    "Employee" means any person who is expressly designated an employee by the Company or Subsidiary by whom he or she is employed, by the Company's or Subsidiary's reporting on the person's remuneration for services on Form W-2. A person who is not expressly designated an employee is not an employee for purposes of this definition and the Plan, even if the Internal Revenue Service or a court has designated the person as an employee of the Company or of a Subsidiary under common law or statutory principles. Directors who are employed by the Company or by a Subsidiary are considered Employees under the Plan.

2.12    "Equity Awards" means an award, including without limitation, an award of restricted stock, stock units, stock options, stock appreciation rights or another equity-based or equity-related award, granted under the LTIP or any other Company equity compensation plan and subject to the terms and provisions of such plan.

2.13    "Fair Market Value" means, with respect to a Share, the fair market value thereof as of the relevant date of termination, as determined in accordance with a valuation methodology approved by the Committee.
2.14    "LTIP" means the 1996 Long-Term Incentive Plan of Sinclair Broadcast Group, Inc., as amended from time to time.

2.15    "Participant" means a key Employee who has been selected to receive an Award or who holds an outstanding Award.

2.16    "Performance-Based Exception" means the exception from the tax deductibility limitation under Code Section 162(m) provided by Code Section 162(m)(4)(C) for performance-based compensation.

2.17    "Plan" means the Sinclair Broadcast Group, Inc. Executive Performance Formula and Incentive Plan, as set forth in this document and as it may be amended from time to time.

2.18    "Plan Period" means the Company's fiscal year, or such other fiscal or non-fiscal year periods as determined by the Committee, including multi-year Plan Periods or Plan Periods of less than one fiscal year.

2.19    "Share" means a share of Class A common stock, par value $0.01 per share, of the Company.

2.20    "Subsidiary" means any corporation, partnership, joint venture, or other entity in which the Company, another entity qualifying as a Subsidiary, or a combination of any of them has an ownership interest of more than 50%.

ARTICLE 3.    Administration

3.1    General. The Committee will administer the Plan. The Committee will consist exclusively of two or more non-employee Directors who qualify as outside directors within the meaning of Code Section 162(m). The Board will appoint the members of the Committee, and the Committee members will serve at the discretion of the Board. The Committee has the authority to delegate Plan administrative duties to officers or Directors of the Company. However, the Committee may not delegate its authority with respect to:

(a)    non-ministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and

(b)    certifying that any performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception have been satisfied.

3.2    Authority of the Committee. Except as limited by law or by the Charter or Bylaws of the Company, and subject to the provisions of the Plan, the Committee has full discretionary power to:

(a)    select key Employees who will participate in the Plan;

(b)    determine the sizes and types of Award (including the number of Shares subject to each Equity Award and/or the cash amount payable in connection with an Award) and the terms and conditions of Awards in a manner consistent with the Plan (including the terms and conditions of each Equity Award which includes, without limitation, those related to vesting, cancellation, forfeiture, clawback, payment and exercisability and the effect, if any, of certain events on an Equity Award, such as a Participant’s termination of employment);

(c)    construe and interpret the Plan and any Award, document, or instrument issued under the Plan;

(d)    establish, amend, or waive rules and regulations for the Plan's administration;

(e)    amend the terms and conditions of any outstanding Award, subject to Article 9 and any other applicable term of the Plan; and

(f)    make all other determinations that may be necessary or advisable for the administration of the Plan.

3.3    Decisions Binding. All determinations and decisions made by the Committee under the Plan and all related orders and resolutions of the Committee are final, conclusive, and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries.

3.4    Performance-Based Awards. Unless the Committee specifically indicates otherwise in an Award, all Awards made under the Plan are intended to qualify for the Performance-Based Exception. If the Committee does not intend an Award to qualify for the Performance-Based Exception, the Committee will reflect its intent in the Award and in the Committee's records in the manner the Committee determines to be appropriate.

ARTICLE 4.    Eligibility and Participation

4.1    Eligibility. All Employees who are determined by the Committee to be key Employees are eligible to participate in the Plan.

4.2    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible key Employees those to whom Awards will be granted. The Committee will determine the nature and amount of each Award made to key Employees selected by the Committee.

ARTICLE 5.    Covered Employee Annual Incentive Award

5.1    Grant of Awards. All Awards under the Plan will be granted on terms approved by the Committee. However, no Award may be inconsistent with the terms of the Plan or fail to satisfy the requirements of applicable law. Each Award will relate to a designated Plan Period.

5.2    Award Pool Limitation. The sum of the Awards for a single Plan Period cannot exceed 100% of the amount in the Award Pool for that Plan Period.

5.3    Individual Maximum Awards. For any given Plan Period, no one Participant is permitted to receive an Award of more than 50% of the Award Pool.

5.4    Limitations on Committee Discretion. The Committee may reduce, but may not increase, any of the following:

(a)    The maximum Award for any Participant; and

(b)    The size of the Award Pool.

5.5    Payment. Payment of Awards is subject to the following:

(a)    Unless otherwise determined by the Committee in its sole discretion, a Participant has no right to receive a payment under an Award for a Plan Period unless the Participant is employed by the Company or a Subsidiary at all times during the Plan Period (including, for the avoidance of doubt, on the last day of such Plan Period).

(b)    As soon as possible after the determination of the Award Pool for a Plan Period, the Committee will calculate each Participant's allocated portion of the Award Pool based on the percentage awarded to the Participant at the beginning of the Plan Period. The Committee will then determine each Participant's Award based on the Participant's allocated portion of the Award Pool and any downward adjustment made in the Committee's sole discretion. In no event may the portion of the Award Pool allocated to a Participant be increased in any way, including as a result of the reduction of any other Participant's allocated portion. The Committee retains full discretion to adjust all Awards downward, but may not increase any Awards over a Participant's allocated portion of the Award Pool.

(c)    Awards will be paid in cash, in Shares, in Equity Awards or in a combination thereof, in the Committee's discretion. Awards payable to Participants may be paid following the end of the applicable Plan Period (and Awards granted to Participants as annual incentive bonuses must be paid no later than March 15th of the calendar year following the calendar year for which the Award is made). All Shares used to pay Awards must be granted under, and made subject to the terms of, the LTIP, or any other Company equity compensation plan. Equity Awards granted in accordance with the preceding provisions will be subject to any additional vesting, forfeiture, clawback or deferral terms as determined reasonable in the discretion of the Committee.

(d)    Each Award will be paid on a date prescribed by the Committee, unless the Participant has elected to defer payment in accordance with applicable rules and procedures established by the Committee.
(e)    If the Committee determines that all or a portion of an Award granted to a Participant for a given Plan Period is paid in whole or in part in the form of Equity Awards, then for purposes of determining the number of Shares subject to such Equity Awards, the Committee will value awards in the form of restricted stock, restricted stock units or other full-value share awards at the Fair Market Value of the Shares underlying the grant on the Date of the Equity Award and will value awards in the form of options and stock appreciation rights at their fair value on the Date of the Equity Award, as expensed by the Company under applicable accounting rules for purposes of the Company’s financial statements. Notwithstanding the foregoing, the Fair Market Value of any Equity Awards, Shares plus any cash paid pursuant to the Plan will not exceed the individual maximum award set forth in Section 5.3.
ARTICLE 6.    Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant's death before the Participant receives any or all of the benefit. Each beneficiary designation:

(a)    revokes all prior designations by the same Participant with respect to the benefit;

(b)    must be in a form prescribed by the Company; and

(c)    will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime.

If a Participant has not properly filed a beneficiary designation with the Company, any benefits remaining unpaid under the Plan at the Participant's death will be paid to the Participant's estate.

ARTICLE 7.    Deferrals

The Committee may permit or require a Participant to defer the Participant's receipt of the payment of cash or any Equity Awards that would otherwise be due to the Participant in connection with any Awards. If any deferral election is required or permitted, the Committee will establish rules and procedures for the deferrals that satisfy the requirements of Code Section 409A.

ARTICLE 8.    No Right to Employment or Participation

8.1    Employment. The existence of the Plan, or any Employee's participation in the Plan, does not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Participant's employment at any time, subject to the terms and provisions of any employment agreement between the Participant and the Company or any Subsidiary. Participation in the Plan does not confer upon any Participant the right to continue in the employ of the Company or of any Subsidiary.

8.2    Participation. No Employee has the right to be selected to receive an Award or, having been selected to receive an Award in one Plan Period, to be selected to receive an Award in any future Plan Period.

ARTICLE 9.    Amendment, Modification, and Termination

9.1    Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part. However, unless the Committee specifically specifies otherwise at the time it amends the Plan, any amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if the amendment is not approved by the stockholders of the Company will not be effective unless and until the Company's stockholders approve of the amendment

9.2    Awards Previously Granted. No termination, amendment, or modification of the Plan can cause any previously granted Awards to be forfeited. After the termination of the Plan, any previously granted Award remains in effect and continues to be governed by the terms of the Plan and the Award. This Section 9.2 supersedes any conflicting provision in the Plan.

ARTICLE 10.    Withholding

The Company and its Subsidiaries have the power and the right to deduct or withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from compensation or other amount owing to the Participant (in cash, Shares, other Awards, other property, net settlement or any combination thereof), or to require a Participant to pay to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, or local tax withholding requirements.

ARTICLE 11.    Successors

All obligations of the Company under the Plan with respect to Awards granted under the Plan are binding on any successor to the Company as the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and assets of the Company.
ARTICLE 12.    Additional Provisions

12.1    Gender and Number. Any masculine term used in the Plan also includes the feminine version of the term and any feminine term used in the Plan also includes the masculine version of the term. Except where specifically indicated otherwise by the context, any plural term used in the Plan also includes the singular version of the term, and any singular term used in the Plan also includes the plural version of the term.

12.2    Severability. If any provision of the Plan is found by a court of competent jurisdiction to be illegal or invalid for any reason, the illegality or invalidity of the provision will not affect the remaining provisions of the Plan. The Plan will be construed as if the illegal or invalid provision had been replaced with a legal or valid provision that, in the sole discretion of the Committee, modifies the illegal or invalid provision to the minimum extent necessary to make the provision legal and valid and to accomplish the original commercial objectives of the Company in establishing the Plan.

12.3    Requirements of Law. The granting of Awards under the Plan is subject to all applicable laws, rules, and regulations, and to approvals by any governmental agencies as may be required.

12.4    Governing Law. The Plan and all Awards shall be construed in accordance with and governed by the laws of the state of Maryland (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.

12.5    Code Section 409A. Although the Company does not guarantee to the Participants any particular tax treatment relating to Awards under the Plan, it is intended that Awards will be exempt from Code Section 409A. The Plan will be interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. However, the Company will not be liable in any event for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

ANNUAL MEETING OF STOCKHOLDERS OF

SINCLAIR BROADCAST GROUP, INC.

June 1, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, 2016 annual report to stockholders and proxy card are available at http://www.astproxyportal.com/ast/26141/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20830304030000000000 4 060117

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1,"FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "3 YEARS" ON PROPOSAL 4 AND "FOR" PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of eight directors for a term expiring in 2018 as set forth in the proxy statement

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ David D. Smith
- ○ Frederick G. Smith
- ○ J. Duncan Smith
- ○ Robert E. Smith
- ○ Howard E. Friedman
- ○ Lawrence E. McCanna
- ○ Daniel C. Keith
- ○ Martin R. Leader

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Proposal	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2017.	☐	☐	☐
3. Non-binding advisory vote on our executive compensation.	☐	☐	☐

Proposal	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4. Non-binding advisory vote on the frequency of non-binding advisory votes on our executive compensation.	☐	☐	☐	☐

Proposal	FOR	AGAINST	ABSTAIN
5. Approval of the Sinclair Broadcast Group, Inc. Executive Performance Formula and Incentive Plan.	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees for director, for every 3 YEARS for the frequency of advisory votes on our executive compensation, FOR each of the other proposals, and in accordance with proxies' discretion on any other business that may properly come before the meeting to the extent permitted by law.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

SINCLAIR BROADCAST GROUP, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING ON JUNE 1, 2017
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "3 YEARS" ON PROPOSAL 4 AND "FOR" PROPOSAL 5.

The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 1, 2017 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponements thereof.

(Not valid unless dated and signed on the reverse side)

COMMENTS:

1.1

1

SINCLAIR BROADCAST GROUP, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING ON JUNE 1, 2017
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "3 YEARS" ON PROPOSAL 4 AND "FOR" PROPOSAL 5.

The undersigned hereby authorizes and directs Massachusets Mutual Life Insurance Company, as trustee (the "Trustee") of Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan, to vote as proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the "Company") to be held on June 1, 2017 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponement thereof, all shares of common stock of the Company allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee's discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement for the Annual Meeting on June 1, 2017.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Not valid unless dated and signed on the reverse side)

COMMENTS:

1.1